Exhibit 4.1(b)

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 9, 2006

Amended and Restated as of June 23, 2009

among

NIELSEN FINANCE LLC,

as a U.S. Borrower,

TNC (US) HOLDINGS INC.,

as a U.S. Borrower,

NIELSEN HOLDING AND FINANCE B.V.,

as Dutch Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

CITIBANK, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

ABN AMRO BANK N.V.,

as Swing Line Lender

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

ABN AMRO BANK N.V. and

ING BANK N.V.,

as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC. and

J.P. MORGAN SECURITIES INC.,

as Co-Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

-iv-

EXHIBITS

Form of

C-1A	Class A Dollar Term Note
C-1B	Class B Dollar Term Note
C-2A	Class A Euro Term Note
C-2B	Class B Euro Term Note
J	Intercreditor Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of August 9, 2006 and amended and restated as of June 23, 2009, among Nielsen Finance LLC, a Delaware limited liability company (together with its successors and assigns, “Nielsen”), TNC (US) HOLDINGS INC. (formerly known as VNU, Inc.), a New York corporation (together with its successors and assigns, “TNC” and, together with Nielsen, the “U.S. Borrowers”), Nielsen Holding and Finance B.V. (formerly known as VNU Holding and Finance B.V.), a private company organized under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands (together with its successors and assigns, the “Dutch Borrower” and, together with the U.S. Borrowers, the “Borrowers”), the Guarantors party hereto from time to time, CITIBANK, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer, ABN AMRO Bank N.V., as a Swing Line Lender, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), DEUTSCHE BANK SECURITIES INC., as Syndication Agent, and JPMORGAN CHASE BANK, N.A., ABN AMRO BANK N.V. and ING BANK N.V., as Co-Documentation Agents.

PRELIMINARY STATEMENTS

The Borrowers, various lenders and Citibank N.A., as Administrative Agent for such Lenders, are parties to that certain Credit Agreement dated as of August 9, 2006 (as amended by Amendment No. 1, dated as of January 22, 2007 and Amendment No. 2, dated as of August 9, 2007, the “Existing Credit Agreement”) pursuant to which the Lenders initially extended credit to the Borrowers in the form of (i) Term Loans in an initial aggregate amount of up to $4,175,000,000 and €800,000,000 and (ii) Revolving Credit Loans in an initial aggregate amount of up to $687,500,000.

The Borrowers, the Required Lenders, and other applicable Lenders, in each case, under the Existing Credit Agreement and the Administrative Agent have agreed that the Existing Credit Agreement be amended and restated in its entirety.

The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ACN” means ACN Holdings, Inc., a Delaware corporation.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Covenant Parties and their Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Additional Lender” has the meaning set forth in Section 2.14(a).

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent; it being understood that Citibank, N.A. may designate any of its Affiliates, including without limitation Citicorp International Limited, as administrative agent for a particular Alternative Currency and that such Affiliate shall be considered an Administrative Agent for all purposes hereunder.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 to the Existing Credit Agreement with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, or (ii) if such Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such Person or an Affiliate thereof. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 10.18.

“Alternative Currency” means Euros, Canadian Dollars, Mexican Pesos, Sterling, Australian Dollars, Japanese Yen and Hong Kong Dollars.

“Alternative Currency Loan” means a Loan that is a Eurocurrency Rate Loan and that is made in an Alternative Currency pursuant to the applicable Committed Loan Notice or a Swing Line Loan denominated in Euro.

“Amendment No. 2 Effective Date” means August 9, 2007.

“Amendment Agreement” means the Amendment Agreement dated as of June 16, 2009 among the Borrowers, the Administrative Agent and the Lenders and Guarantors party thereto.

“Amendment Effective Date” has the meaning set forth in the Amendment Agreement.

“Anti-Terrorism Laws” has the meaning set forth in Section 5.16.

“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the Total Leverage Ratio as of the last day of such fiscal year is greater than or equal to 6.00 to 1.00, (b) 25% if the Total Leverage Ratio as of the last day of such fiscal year is less than 6.00 to 1.00 but greater than or equal to 5.00 to 1.00 and (c) 0% if the Total Leverage Ratio as of the last day of such fiscal year is less than 5.00 to 1.00.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Class A Term Loans, which are

(A) Class A Euro Term Loans, the following percentages per annum based upon the Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a)

Applicable Rate
Pricing Level	Secured Leverage Ratio	Rate
1	<4.25:1	2.00%
2	≥4.25:1	2.25%

and

(B) which are Class A Dollar Term Loans, the following percentages per annum based upon the Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Secured Leverage Ratio	Eurocurrency Rate	Base Rate
1	<4.25:1	2.00%	1.00%
2	≥4.25:1	2.25%	1.25%

(b) with respect to Class B Term Loans, which are

(A) Class B Euro Term Loans, 3.75%; and

(c) (B) which are Class B Dollar Term Loans, 3.75% in the case of Eurocurrency Rate Loans and 2.75% in the case of Base Rate Loans.

(d) with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, the following percentages per annum (less, in the case of Letter of Credit fees, the fronting fee payable in respect of the applicable Letter of Credit), based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Total Leverage Ratio	Eurocurrency Rate and Letter of Credit Fees	Base Rate	Unused Commitment Fee Rate
1	<5.0:1	1.50%	0.50%	0.375%
2	≥5.0:1 but <5.5:1	1.75%	0.75%	0.375%
3	≥5.5:1 but <6.0:1	2.00%	1.00%	0.50%
4	≥6.0:1	2.25%	1.25%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio or the Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, at the option of the Administrative Agent or the Required Lenders, the highest Pricing Level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Tranche A Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Tranche A Revolving Credit Lenders.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E to the Existing Credit Agreement (modified as appropriate to reflect the Class to which such Assignment and Assumption relates).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of each of December 31, 2005 and 2004, and the related audited consolidated statements of income, of changes in shareholders’ equity and of cash flows for the Company and its Subsidiaries for the fiscal years ended December 31, 2005, 2004 and 2003, respectively.

“Australian Dollar” or “AUD” means lawful money of the Commonwealth of Australia.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “prime rate.” The “prime rate” is a rate set by Citibank, N.A. based upon various factors including Citibank, N.A. costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basel II” has the meaning set forth in Section 3.04(a).

“BME” means VNU Business Media Europe B.V., a private company incorporated under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands, and its and the other Subsidiaries of NHF that constitute the European portion of the Company’s BI segment (i) as identified to the Administrative Agent prior to the Closing Date and (ii) after the Closing Date.

“Borrowers” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; and

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in an Alternative Currency other than Euros, any fundings, disbursements, settlements and payments in such Alternative Currency in respect of any such Alternative Currency Loan, or any other dealings in such Alternative Currency to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means any such day on which dealings in deposits in such Alternative Currency are conducted by and between banks in the London or other applicable offshore interbank market and in the home country for such Alternative Currency.

“Canadian Borrower” shall mean a Restricted Subsidiary of NHF organized under the laws of Canada and identified by the Company to become a borrower under an additional Revolving Credit Facility hereunder pursuant to Section 2.14 hereof; provided, that such Restricted Subsidiary shall be reasonably acceptable to the Administrative Agent and shall execute and deliver an Incremental Amendment and such Collateral Documents or other Loan Documents as the Administrative Agent shall deem reasonably necessary for such Restricted Subsidiary to become a borrower hereunder.

“Canadian Dollar” and “CAD” means lawful money of Canada.

“Capital Expenditures” shall mean, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Covenant Parties and their Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to tangible fixed assets, Capitalized Software Expenditures and other deferred charges included in Capital Expenditures reflected in the consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries, and (b) the value of all assets under Capitalized Leases incurred by the Covenant Parties and their Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, re-stored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that are accounted for as capital expenditures by a Covenant Party or any Restricted Subsidiary and that actually are paid for by a Person other than a Covenant Party or any Restricted Subsidiary and for which neither a Covenant Party nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by a Covenant Party or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vi) expenditures that constitute Permitted Acquisitions.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Covenant Parties and their Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at Citibank, N.A. (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Covenant Parties or any Restricted Subsidiary:

(a) Dollars, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in each case having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(i) Investments, classified in accordance with GAAP as current assets of a Covenant Party or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.

“Cash Management Obligations” means obligations owed by a Covenant Party or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by a Covenant Party or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CET” has the meaning specified in Section 2.04(b).

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or

(b) at any time after a Qualified IPO, (i) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Company’s capital stock and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in the Company’s capital stock or (ii) during each period of twelve consecutive months, the supervisory board of directors of the Company shall not consist of a majority of the Continuing Directors; or

(c) a “change of control” (or similar event) shall occur under the Senior Subordinated Debt, the Senior Unsecured Debt, any Indebtedness for borrowed money permitted under Section 7.03 with an aggregate principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any Disqualified Equity Interests.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Tranche A Revolving Credit Lenders, Tranche B Revolving Credit Lenders, Tranche C Revolving Credit Lenders, Tranche D Revolving Credit Lenders, Tranche E Revolving Credit Lenders, Tranche F Revolving Credit Lenders, Tranche G Revolving Credit Lenders, Tranche H Revolving Credit Lenders, Class A Dollar Term Lenders, Class B Dollar Term Lenders, Class A Euro Term Lenders or Class B Euro Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Tranche A Revolving Credit Commitments, Tranche B Revolving Credit Commitments, Tranche C Revolving Credit Commitments, Tranche D Revolving Credit Commitments, Tranche E Revolving Credit Commitments, Tranche F Revolving Credit Commitments, Tranche G Revolving Credit Commitments, or Tranche H Revolving Credit Commitments, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Tranche A Revolving Credit Loans, Tranche B Revolving Credit Loans, Tranche C Revolving Credit Loans, Tranche D Revolving Credit Loans, Tranche E Revolving Credit Loans, Tranche F Revolving Credit Loans, Tranche G Revolving Credit Loans, Tranche H Revolving Credit Loans, Class A Dollar Term Loans, Class B Dollar Term Loans, Class A Euro Term Loans or Class B Euro Term Loans.

“Class A Dollar Term Lender” means, at any time, any Lender that has a Class A Dollar Term Loan at such time.

“Class A Dollar Term Loan” means a Loan designated as such pursuant to Section 5 of the Amendment Agreement.

“Class A Dollar Term Note” means a promissory note of Nielsen payable to any Class A Dollar Term Lender or its registered assigns, in substantially the form of Exhibit C-1A hereto, evidencing the aggregate Indebtedness of Nielsen to such Class A Dollar Term Lender resulting from the Class A Dollar Term Loans made by such Class A Dollar Term Lender.

“Class A Euro Term Lender” means, at any time, any Lender that has a Class A Euro Term Loan at such time.

“Class A Euro Term Loan” means a Loan designated as such pursuant to Section 5 of the Amendment Agreement.

“Class A Euro Term Note” means a promissory note of Nielsen payable to any Class A Euro Term Lender or its registered assigns, in substantially the form of Exhibit C-2A hereto, evidencing the aggregate Indebtedness of Nielsen to such Class A Euro Term Lender resulting from the Class A Euro Term Loans made by such Class A Euro Term Lender.

“Class A Term Lenders” means each Class A Dollar Term Lender and each Class A Euro Term Lender.

“Class A Term Loans” means each Class A Dollar Term Loan and each Class A Euro Term Loan.

“Class B Dollar Term Lender” means, at any time, any Lender that has a Class B Dollar Term Loan at such time.

“Class B Dollar Term Loans” means a Loan designated as such pursuant to Section 5 of the Amendment Agreement.

“Class B Dollar Term Note” means a promissory note of Nielsen payable to any Class B Dollar Term Lender or its registered assigns, in substantially the form of Exhibit C-1B hereto, evidencing the aggregate Indebtedness of Nielsen to such Class B Dollar Term Lender resulting from the Class B Dollar Term Loans made by such Class B Dollar Term Lender.

“Class B Euro Term Lender” means, at any time, any Lender that has a Class B Euro Term Loan at such time.

“Class B Euro Term Loan” means a Loan designated as such pursuant to Section 5 of the Amendment Agreement.

“Class B Euro Term Note” means a promissory note of Nielsen payable to any Class B Euro Term Lender or its registered assigns, in substantially the form of Exhibit C-2B hereto, evidencing the aggregate Indebtedness of Nielsen to such Class B Euro Term Lender resulting from the Class B Euro Term Loans made by such Class B Euro Term Lender.

“Class B Term Lenders” means each Class B Dollar Term Lender and each Class B Euro Term Lender.

“Class B Term Loan” means each Class B Dollar Term Loan and each Class B Euro Term Loan.

“Clean-Up Period” has the meaning specified in Section 8.02(b).

“Closing Date” means August 9, 2006.

“Code” means the U.S. Internal Revenue Code of 1986 and rules and regulations related thereto.

“Co-Documentation Agents” means JPMorgan Chase Bank, N.A., ABN AMRO Bank N.V. and ING Bank N.V., as co-documentation agents under this Agreement.

“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document.

“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment of any Class or of multiple Classes, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A to the Existing Credit Agreement.

“Company” means The Nielsen Company B.V. (formerly known as VNU Group B.V.), a private company incorporated under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands, together with its successors and assigns.

“Company Restricted Payments Election” has the meaning set forth in Section 7.06(d).

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D to the Existing Credit Agreement; it being understood that such certificate shall include a calculation of each of the Total Leverage Ratio and the Secured Leverage Ratio in detail consistent with the calculations set forth in Exhibit D to the Existing Credit Agreement for so long as such respective term is used within the definition of “Applicable Rate”.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense (including interest expense attributable to Holdings Debt) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities, and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing,

(ii) provision for taxes based on income, profits or capital of a Covenant Party or its Restricted Subsidiaries, including, without limitation, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii) depreciation and amortization (including amortization of Capitalized Software Expenditures) and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) Non-Cash Charges,

(v) extraordinary losses and unusual or non-recurring charges, duplicative running costs, severance, relocation costs and curtailments or modifications to pension and post- retirement employee benefit plans,

(vi) business optimization expenses and restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge or reserve, the Borrowers shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve, as the case may be,

(vii) any deductions attributable to minority interests,

(viii) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors or their Affiliates,

(ix) the amount of net cost savings projected by Borrowers in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken or committed to be taken within 36 months after the Closing Date, (C) no cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (ix) shall not exceed $125,000,000 for any period consisting of four consecutive quarters (while subject to upward or downward adjustment in accordance with this clause, it is agreed that as of the Closing Date the projected cost savings for the first full four fiscal quarter period ended after the Closing Date is €75.0 million), and

(x) cash distributions received from unconsolidated joint ventures and Unrestricted Subsidiaries,

(xi) any reasonable expenses or charges related to the execution and delivery of the Amendment Agreement and the related transactions occurring on the Amendment Effective Date, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(iii) gains on asset sales (other than asset sales in the ordinary course of business),

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v) all gains from investments recorded using the equity method (other than cash dividends actually received),

in each case, as determined on a consolidated basis for the Covenant Parties and their Restricted Subsidiaries (other than in respect of interest expense attributable to Holdings Debt) in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness),

(B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations,

(C) there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person, property, business or asset acquired by a Covenant Party or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by such Covenant Party or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (2) for the purposes of the definition of the term “Permitted Acquisition” and Section 7.11, an adjustment equal to the amount of the Pro Forma Adjustment with respect to the Covenant Parties and their Restricted Subsidiaries or any Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer delivered to the Administrative Agent (for delivery to the Lenders), and

(D) for purposes of determining the Total Leverage Ratio, Secured Leverage Ratio or Interest Coverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by a Covenant Party or any Restricted Subsidiary of a Covenant Party during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid, but excluding from this proviso, for the avoidance of doubt, non-cash charges consisting of the amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Covenant Parties and their Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Covenant Parties and their Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts and the cash interest expense attributable to Holdings Debt, and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c)

commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with a Permitted Receivables Financing and (d) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided that for purposes of the definition of the term “Permitted Acquisition” and Section 7.11, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period, based on the cash interest expense (or income) of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) assuming any Indebtedness incurred or repaid in connection with any such acquisition had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense (i) shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) shall exclude the purchase accounting effects described in the last sentence of the definition of Consolidated Net Income.

“Consolidated Net Income” means, for any period, the net income (loss) of the Covenant Parties and their Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income (including changes from international financial reporting standards to United States financial reporting standards), (c) Transaction Expenses incurred during such period, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Tender Funding Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of indebtedness and (f) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Covenant Parties and their Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Tender Funding Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Covenant Parties and their Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments, plus (b) the aggregate principal amount of Holdings Debt as reflected on the Company’s balance sheet, minus (c) the aggregate amount of cash and Cash Equivalents, in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(p) and Section 7.01(q) and clauses (i) and (ii) of Section 7.01(r), in excess of the sum of (x) $10,000,000 million and (y) any Restricted Cash included in the consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries as of such date.

“Consolidated Working Capital” means, with respect to the Covenant Parties and their Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Continuing Directors” means the supervisory directors of the Company on the Closing Date, as elected or appointed after giving effect to the Transaction, and each other supervisory director, if, in each case, such other supervisory director’s nomination for election to the supervisory board of directors of the Company is recommended by a majority of the then Continuing Directors or such other supervisory director receives the vote of the Permitted Holders in his or her election by the stockholders of the Company.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Covenant Parties” means (i) each of NHF, VNU International, ACN, TNC, and the Borrowers and (ii) at the Company’s sole discretion, upon written notice to the Administrative Agent, the Company and any Subsidiary of the Company as designated by the Company; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Covenant Parties shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 (it being understood that if no Test Period cited in Section 7.11 has passed, the covenants in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended and, as a condition precedent to the effectiveness of any such designation, Nielsen shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) once an entity is designated a Covenant Party it remains a Covenant Party for the term of this Agreement. The designation of any entity as a Covenant Party shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such entity existing at such time (but, for the avoidance of doubt, without duplication of any Holdings Debt existing at such time to the extent it already constitutes

Indebtedness for any given purpose). Consolidated EBITDA applicable to an entity designated a Covenant Party shall only be included within such definition to the extent related to a fiscal quarter beginning after such designation.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(b) the cumulative amount of proceeds (including cash and the fair market value of property other than cash) from the sale of (i) Equity Interests of the Company or any direct or indirect parent of the Company after the Tender Funding Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Company, or (ii) the common Equity Interests of a Covenant Party issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of a Covenant Party or any Restricted Subsidiary of a Covenant Party or Holdings Debt owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party not previously applied for a purpose other than use in the Cumulative Credit; plus

(c) 100% of the aggregate amount of contributions to the common capital of the Company received in cash (and the fair market value of property other than cash) after the Tender Funding Date; plus

(d) the principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Equity Interests) of a Covenant Party or Holdings Debt issued after the Tender Funding Date (other than Indebtedness issued to a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) in the Company or any direct or indirect parent of the Company, plus

(e) 100% of the aggregate amount received by a Covenant Party or any Restricted Subsidiary of a Covenant Party in cash (and the fair market value of property other than cash received by a Covenant Party or any such Restricted Subsidiary) from:

(A) the sale (other than to a Covenant Party or any such Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution by an Unrestricted Subsidiary, plus

(f) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, a Covenant Party or a Restricted Subsidiary, the fair market value of the Investments of the Covenant Parties and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(g) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Covenant Parties or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02(n), minus

(h) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(s) after the Tender Funding Date and prior to such time, minus

(i) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n) after the Tender Funding Date and prior to such time, minus

(j) any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h) after the Tender Funding Date and prior to such time, minus

(k) any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13 after the Tender Funding Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Tender Funding Date and prior to such date.

“Current Assets” means, with respect to the Covenant Parties and their Restricted Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) and (b) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” means, with respect to the Covenant Parties and their Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) any Revolving Credit Exposure or Revolving Credit Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to an Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any applicable Mandatory Cost) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by a Covenant Party or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designation Date” shall have the meaning set forth in Section 6.14.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Covenant Parties and their Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include (a) any issuance by NHF of any of its Equity Interests to another Person or (b) any non-cash sale, conveyance, transfer or other disposition of the Transactions Intercompany Obligations.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars (including, with respect to any Swing Line Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

(b) with respect to any Alternative Currency Loan (including, with respect to any Swing Line Loan, any funded participation therein), the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.08 and Section 2.15(a); and

(c) with respect to any L/C Obligation (or any risk participation therein), (A) if denominated in Dollars, the amount thereof and (B) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 1.08 and Section 2.15(a).

“Dollar Refinanced Term Loans” has the meaning specified in Section 10.01.

“Dollar Replacement Term Loans” has the meaning specified in Section 10.01.

“Dollar Term Commitment” has the meaning set forth in the Existing Credit Agreement.

“Dollar Term Loan” means a Class A Dollar Term Loan or a Class B Dollar Term Loan, as applicable.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“DNB” means the Dutch Central Bank (De Nederlandsche Bank N.V.).

“Dutch Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Dutch FSA” means the Financial Supervision Act (Wet op het financieel toezicht), including any regulations or amendments issued pursuant thereto.

“Electing Lender” has the meaning specified in Section 2.16(f)(i).

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“EMTN Notes” means Indebtedness in respect of the variable rate Euro EMTN notes due 2010, the GBP 5.625% EMTN notes due 2010, the JPY 2.50% EMTN notes dues 2011, the variable rate Euro EMTN notes due 2012 and the Euro 6.75% EMTN notes due 2012, in each case outstanding on the Amendment Effective Date pursuant to the Company’s Euro Medium Term Note Programme.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health or to the Release or threat of Release of Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Euro” and “EUR” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Euro Refinanced Term Loans” has the meaning specified in Section 10.01.

“Euro Replacement Term Loans” has the meaning specified in Section 10.01.

“Euro Term Commitment” has the meaning set forth in the Existing Credit Agreement.

“Euro Term Loan” means a Class A Euro Term Loan or a Class B Euro Term Loan, as applicable.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(i) denominated in a currency other than Australian Dollars, Hong Kong Dollars or Japanese Yen:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Dow Jones Market screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or the relevant Alternative Currency (for delivery on the first day of such Interest Period), as applicable, with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or the relevant Alternative Currency (for delivery on the first day of such Interest Period), as applicable, with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars or the relevant Alternative Currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Citibank, N.A. and with a term equivalent to such Interest Period would be offered by Citibank, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period;

(ii) denominated in Australian Dollars:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on page BBSY of the Reuters screen (or any successor thereto) for deposits in Australian Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 10:30 a.m. (Sydney time) on the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the same interbank market for deposits of amounts in Australian Dollars for delivery on the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Australian Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Citibank, N.A. and with a term equivalent to such Interest Period would be offered by Citibank, N.A.’s applicable branch to major banks in such interbank eurodollar market at their request at approximately 10:30 a.m. (Sydney time) on the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in such market for deposits of amounts in Australian Dollars for delivery on the first day of such Interest Period;

(iii) denominated in Hong Kong Dollars:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on page 9898 (HIBOR) of the Reuters Screen (or any successor thereto) for deposits in Hong Kong Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Hong Kong time) on the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the same interbank market for deposits of amounts in Hong Kong Dollars for delivery on the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Hong Kong Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Citibank, N.A. and with a term equivalent to such Interest Period would be offered by Citibank, N.A.’s applicable branch to major banks in such interbank eurodollar market at their request at approximately 11:00 a.m. (Hong Kong time) on the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in such market for deposits of amounts in Hong Kong Dollars for delivery on the first day of such Interest Period; and

(iv) denominated in Japanese Yen:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on page 3750 (LIBOR) of the Reuters screen (or any successor thereto) for deposits in Yen (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Yen for delivery on the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Yen (for delivery on the first day of such Interest Period), as applicable, with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Yen on the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Yen for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by

Citibank, N.A. and with a term equivalent to such Interest Period would be offered by Citibank, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Yen for delivery on the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the Eurocurrency Rate and a Swing Line Loan denominated in Euro.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions or dispositions by the Covenant Parties and its Restricted Subsidiaries completed during such period) and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Covenant Parties and their Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income, (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Covenant Parties and their Restricted Subsidiaries, (iii) the aggregate amount of all principal payments of Indebtedness of the Covenant Parties or their Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) or (iii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all voluntary prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Covenant Parties or their Restricted Subsidiaries, (iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Covenant Parties and their Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions or dispositions by the Covenant Parties and their Restricted Subsidiaries during such period), (vi) cash payments by the Covenant Parties and their Restricted Subsidiaries during such period in respect of long-term liabilities of the Covenant Parties and their Restricted Subsidiaries other than Indebtedness, (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a)) to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Covenant Parties and their Restricted Subsidiaries, (viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(d), (h) or (i) (clauses (i), (ii), (iii) or (v) only) to the extent such Restricted Payments were financed with internally generated cash flow of the Covenant Parties and their Restricted Subsidiaries, (ix) the aggregate amount of expenditures actually made by the Covenant Parties and their Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Covenant Parties and their Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Covenant Parties and their Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Company following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and (xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period. Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Covenant Parties and their Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” means each fiscal year of Nielsen or, in the case of 2006, July 1 through December 31, but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 6.01(a) and 6.02(a) and for which any prepayments required by Section 2.05(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.05(b)(i)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary of a Guarantor that does not have assets or annual revenues in excess of $50,000,000 (or $100,000,000 in the case of AC Nielsen, S.A. de C.V., Nielsen Book Services Limited and VNU Business Publications Ltd.), (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date from guaranteeing the Obligations, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(t) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any Special Purpose Receivables Subsidiary, and (g) any Foreign Subsidiary of ACN or TNC or of any other Domestic Subsidiary.

“Executive Order” has the meaning set forth in Section 5.16.

“Existing Credit Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Existing Indebtedness” means the Indebtedness as of the Closing Date set forth in Schedule 7.03(b) to the Existing Credit Agreement.

“Existing L/C Issuer” means each bank which issued Existing Letters of Credit.

“Existing Letters of Credit” means all letters of credit outstanding on the Closing Date, as more fully described on Schedule 1.01F to the Existing Credit Agreement.

“Extended Revolving Credit Commitment” has the meaning set forth in Section 2.16.

“Extended Term Loan” has the meaning set forth in Section 2.16.

“Extending Lender” has the meaning set forth in Section 2.16.

“Extension” has the meaning set forth in Section 2.16.

“Facility” means the Class A Dollar Term Loans, the Class A Euro Term Loans, the Class B Dollar Term Loans, the Class B Euro Term Loans, each Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Company which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Covenant Parties and their Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“Further Election” has the meaning specified in Section 2.16(f)(i).

“GAAP” means generally accepted accounting principles based upon International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time, unless and until Nielsen notifies the Administrative Agent in writing that Nielsen requests that GAAP be determined based on generally accepted accounting principles in the United States of America, as in effect from time to time, from which time GAAP will be so determined; provided, however, that if Nielsen notifies the Administrative Agent that Nielsen requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Nielsen that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” means the Company, VNU Intermediate Holding B.V. and the Subsidiaries included on the signature pages hereof as Guarantors and those Subsidiaries that issue a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11 and, with respect to Obligations for which they would not otherwise be primarily liable, each U.S. Borrower and the Dutch Borrower.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes that are regulated pursuant to, or the Release or exposure to which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, and (other than a Person already party hereto as a Lender) delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Section 9.07 and 10.15 as if it were a Lender.

“Holdings Debt” means Indebtedness of the Company outstanding on the Tender Funding Date as reflected in the Company’s balance sheet and refinancings thereof that do not increase the aggregate principal amount thereof except to the extent of additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith, and any other Indebtedness of the Company, VNU Intermediate Holding B.V. or Valcon with respect to which Nielsen has made a Company Restricted Payments Election pursuant to Section 7.06(d).

“Hong Kong Dollar” or “HKD” means the lawful money of the Hong Kong Special Administrative Region.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Incremental Amendment” has the meaning set forth in Section 2.14(a).

“Incremental Assumption Agreement” means an Assumption Agreement among Nielsen and one or more Extending Lenders entered into pursuant to Section 2.16 and acknowledged by the Administrative Agent.

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(a).

“Incremental Term Loans” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness; and

(g) all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include (1) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and (2) the amount of any Receivables Net Investment and (B) in the case of the Company and its Subsidiaries, exclude (1) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice and (2) the Parent Intercompany Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial New Revolving Commitment” has the meaning set forth in Section 2.16(f)(iii).

“Initial Permitted Debt Offering” means the $500,000,000 of senior secured loans borrowed under that Senior Secured Loan Agreement dated as of June 8, 2009 between Nielsen, as Borrower, Goldman Sachs Lending Partners LLC, as administrative agent, and the other parties thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H to the Existing Credit Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement substantially (including such changes advisable based upon the advice of Dutch counsel to the Collateral Agent) in the form of Exhibit J among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any Permitted Debt Offering Secured Parties, as the same may be amended, supplemented, restated, modified or waived from time to time in accordance with the terms thereof.

“Interest Coverage Ratio” means, with respect to the Covenant Parties and the Restricted Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Company for the Test Period ending on such date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan denominated in Dollars), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made; and (c) as to any Swing Line Loan denominated in Euro, the date of the repayment of such Swing Line Loan and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, nine or twelve months or less than one month thereafter, as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of a Covenant Party and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.17.

“Japanese Yen” or “JPY” means lawful money of Japan.

“Judgment Currency” has the meaning specified in Section 10.18.

“Junior Financing” has the meaning specified in Section 7.13.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Tranche A Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Tranche A Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Citibank, N.A., the Existing L/C Issuer, and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender,” together with, in each case, any Affiliate of any such financial institution through which such financial institution elects, by notice to the Administrative Agent, to make any Loans available to any Borrower; provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.01 of this Agreement, the financial institution making such election shall be deemed the “Lender” rather than such Affiliate, which shall not be entitled to vote or consent (it being agreed that failure of any such Affiliate to fund an obligation under this Agreement shall not relieve its affiliated financial institution from funding).

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Tranche A Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the aggregate Dollar Amount of the Tranche A Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Tranche A Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents and (iv) each Letter of Credit Application.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01C to the Existing Credit Agreement.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole.

“Maturity Date” means (i) with respect to the Class A Term Loans, the seventh anniversary of the Pushdown Date, (ii) with respect to the Class B Term Loans, May 1, 2016 and (iii) with respect to the Revolving Credit Facility, the sixth anniversary of the Pushdown Date.

“Maximum Rate” has the meaning specified in Section 10.10.

“Mexican Peso” or “MXN” means lawful money of the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 6.11(c).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Covenant Parties or any of their Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Covenant Parties or any of their Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, if no Default exists and Nielsen shall deliver a certificate of a Responsible Officer of Nielsen to the Administrative Agent promptly following receipt of any such proceeds setting forth a Covenant Party’s intention to use any portion of such proceeds (1) to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Covenant Parties or their Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within 15 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 15 month period but within such 15-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 15-month period and 180 days from the entry into such Contractual Commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso) or (2) to repay Indebtedness (other than the Loans) of the Covenant Parties or their Restricted Subsidiaries (and, in the case of revolving Indebtedness, to correspondingly reduce commitments with respect thereto) within 15 months of such receipt (in the case of any Junior Financing, to the extent permitted pursuant to Section 7.13), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used; provided, that the aggregate amount of Indebtedness that may be repaid pursuant to this clause (2) shall not exceed the lesser of (x) $150 million and (y) the Permitted Debt Repayment Amount as of the date of such repayment; provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $10 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such unapplied proceeds (including proceeds described in clause (x) above realized in a single transaction or series of related transactions that are in excess of $5 million) in such fiscal year shall exceed $25 million, and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by a Covenant Party of any Indebtedness, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to a Covenant Party shall be disregarded.

“New Revolving Amount” has the meaning specified in Section 2.16(f)(i).

“New Revolving Commitment Lenders” has the meaning specified in Section 2.16(f)(i).

“New Revolving Credit Commitment” has the meaning specified in Section 2.16(f)(i).

“NHF” means Nielsen Holding and Finance B.V. (formerly known as VNU Holding and Finance B.V.), a private company organized under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands.

“Nielsen” has the meaning set forth in the introductory paragraph to this Agreement.

“The Nielsen Company” means The Nielsen Company (US) LLC, a Delaware limited liability company.

“Non-Cash Charges” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Electing Lender” has the meaning specified in Section 2.16(f)(i).

“Non-extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Class A Dollar Term Note, a Class B Dollar Term Note, a Class A Euro Term Note, a Class B Euro Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Notes Offering Memorandum” means the Offering Memorandum dated as of August 1, 2006 relating to the Senior Unsecured Debt and the Senior Subordinated Debt.

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Company shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (b) the obligation of any Loan Party or Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“OFAC” has the meaning set forth in Section 5.16.

“Offer Memorandum” means the Offer Memorandum (biedingsbericht), dated as of March 31, 2006, as amended or supplemented as of the Closing Date, containing the terms of the offer to purchase the Equity Interests of the Company specified therein by Valcon.

“Oldsmar Leases” means the lease agreement dated as of December 19, 2002 between NMR and MT (2002) Statutory Trust and the lease agreement dated as of December 30, 2003 between NMR and MT (2003) Statutory Trust, in each case relating to real property located at 501 Brooker Creek Blvd., Oldsmar, Florida, and any participation agreements related to the foregoing.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Class A Dollar Term Loans, Class B Dollar Term Loans, Class A Euro Term Loans, Class B Euro Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Class A Dollar Term Loans, Class B Dollar Term Loans, Class A Euro Term Loans, Class B Euro Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Outstanding Indebtedness” means the Indebtedness as of the Closing Date set forth in Schedule 1.01E hereto.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Citibank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Intercompany Debt” means the intercompany loan of the Company to NHF, as in effect on the Closing Date after giving effect to the Transactions.

“Participant” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form of Exhibit G-1 to the Existing Credit Agreement or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit G-2 to the Existing Credit Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Debt Offering” means (i) the Initial Permitted Debt Offering and (ii) any issuance of senior secured or junior secured Indebtedness by any Loan Party after the Amendment Effective Date through an incurrence of term loans or through a public offering or private issuance of debt securities under Rule 144A, Regulation S under the Securities Exchange Act of 1934, as amended, or otherwise, provided that, in the case of clause (ii), (a) such Indebtedness may be secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations, or may be secured by a Lien ranking junior to the Lien on the Collateral securing the Obligations; (b) such Permitted Debt Offering Indebtedness is not secured by any collateral other than the Collateral securing the Obligations; (c) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is one year and one day following the latest Maturity Date in effect at the time of the incurrence (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (d) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums) taken as a whole, are not more restrictive to the Loan Parties than those set forth in this Agreement (provided, that the “cross-acceleration” event of default in the documentation governing any Permitted Debt Offering consisting of debt securities is either (1) not more restrictive to the Loan Parties than the terms of customary high-yield securities prevailing in the market at the time of incurrence or (2) not more restrictive than those set forth in the indenture governing the Senior Unsecured Debt); (e) a certificate of a Responsible Officer of the issuing Loan Party delivered to the Administrative Agent at least three (3) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the issuing Loan Party has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements; (f) no Covenant Party or any Subsidiary of any Covenant Party (other than a Borrower or a Guarantor) is a guarantor or borrower under such Permitted Debt Offering Indebtedness; and (g) the Net Proceeds thereof are applied in accordance with Section 2.05(b)(ix). Notes issued by any Loan Party in exchange for any Indebtedness issued in connection with a Permitted Debt Offering in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such Permitted Debt Offering Indebtedness shall also be considered a Permitted Debt Offering.

“Permitted Debt Offering Secured Parties” means the “First Lien Secured Parties” as defined in the Security Agreement.

“Permitted Debt Repayment Amount” shall mean, as of any date of determination, an amount equal to the aggregate Dollar Amount of Term Loans repaid pursuant to Section 2.05(b)(ii) or (iii) as of such date.

“Permitted Holders” means each of the Sponsors and members of management of a Covenant Party, a Restricted Subsidiary or any direct or indirect parent entity of the foregoing who are holders of Equity Interests of the Company or its direct or indirect parent organizations on the Closing Date and any group (within the meaning of Section 13(d)(3) or section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members;

provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the voting stock of the Company or any of its direct or indirect parent companies.

“Permitted Holdings Debt” means (1) Indebtedness of the Company or VNU Intermediate Holding B.V. (i) that will not mature prior to the date that is ninety-one (91) days after the latest Maturity Date, (ii) that is not subject to any Guarantee by NHF or any Restricted Subsidiary, and (iii) that does not require any payments in cash of interest or other amounts in respect of the principal thereof (including through amortization) prior to the earlier to occur of (A) the date that is five (5) years from the date of the issuance or incurrence thereof and (B) the date that is ninety-one (91) days after the latest Maturity Date; provided that such Indebtedness can have mandatory prepayment, repurchase or redemption provisions no more restrictive than those set forth in the documents governing the Company’s Senior Discount Notes issued on the Closing Date (as of the Closing Date), (2) any other Indebtedness (including Holdings Debt), to the extent the proceeds thereof are used to refinance any Holdings Debt existing on the Closing Date (or refinancings thereof pursuant to this clause (2)), in an aggregate principal amount not in excess of the aggregate principal amount thereof except to the extent of additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith or (3) any Indebtedness incurred pursuant to a Permitted Debt Offering.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to the Loan Parties or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of the Loan Parties or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale/absolute transfer” opinion with respect to any transfer by the Loan Parties or any Subsidiary (other than a Special Purpose Receivables Subsidiary)), and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $100,000,000 at any time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted

Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(e) or (f), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(q) or 7.13(a) or is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Nielsen has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Nielsen within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“PMP” means a “professional market party” (professionele marktpartij) within the meaning of the Dutch FSA.

“Post-Acquisition Period” means (a) with respect to the Transaction, the period beginning on the Closing Date and ending on the last day of the fourth full consecutive fiscal quarter immediately following the Pushdown Date and (b) with respect to any Permitted Acquisition or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person, the period beginning on the date such acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such acquisition is consummated.

“Post Effectiveness” has the meaning specified in Section 2.16(f)(ii).

“Pre-Effectiveness” has the meaning specified in Section 2.16(f)(ii).

“Principal L/C Issuer” means any L/C Issuer that has issued Letters of Credit having an aggregate Outstanding Amount in excess of $10,000,000.

“Pro Forma Adjustment” means for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Covenant Parties, the pro forma increase or decrease in Consolidated EBITDA (or any Acquired EBITDA) projected by Nielsen in good faith as a result of (i) actions taken during or prior to such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the Transaction or the combination of the operations of such Acquired Entity or Business with the operations of the Covenant Parties and their Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.05(a)(i).

“Pro Forma Basis” and “Pro Forma Compliance” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made, (B) if no Test Period cited in Section 7.11 has passed, the covenants in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended and (C) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Covenant Parties or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Financial Statements” has the meaning set forth in Section 5.05(a).

“Pro Rata Extension Offer” has the meaning set forth in Section 2.16.

“Prohibition” has the meaning set forth in Section 11.11.

“Projections” has the meaning set forth in Section 6.01(c).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Pushdown Date” means the first date on which any amount outstanding under the Tender Facility is repaid.

“Qualified IPO” means the issuance by the Company or any direct or indirect parent of the Company of its common Equity Interests in an underwritten primary public offering (i) (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (ii) in the case of any initial public offering by a Dutch legal entity, in accordance with the laws of the Netherlands.

“Ratable Security of EMTNs” means the granting of security by the Covenant Parties and the Restricted Subsidiaries to secure the EMTN Notes on a ratable basis with any secured Indebtedness (as defined under the EMTN Notes) permitted hereunder to the extent required by the terms of the EMTN Notes.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by any Covenant Party or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Consolidated Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of the sum of the (a) Total Outstandings (with, in the case of the Tranche A Revolving Credit Facility, the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) for all Lenders of such Class and (b) aggregate unused Commitments of all Lenders of such Class; provided that the unused Commitment and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Dollar Term Commitments, (c) aggregate unused Euro Term Commitments and (d) aggregate unused Revolving Credit Commitments; provided that the unused Dollar Term Commitment, unused Euro Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (including, in the case of a Loan Party organized under the laws of The Netherlands, the authorized number of managing directors or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Covenant Parties.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Covenant Party or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to a Covenant Party’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof) and (b) any payment of interest or principal on, or redemption, repurchase or other acquisition of retirement for value of, the Parent Intercompany Debt.

“Restricted Subsidiary” means any Subsidiary of a Covenant Party other than an Unrestricted Subsidiary.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and Class and, in the case of Eurocurrency Rate Loans, having the same Interest Period and currency made by each of the Revolving Credit Lenders of such Class pursuant to any clause of Section 2.01(c).

“Revolving Credit Commitment” means the Tranche A Revolving Credit Commitment, Tranche B Revolving Credit Commitment, Tranche C Revolving Credit Commitment, Tranche D Revolving Credit Commitment, Tranche E Revolving Credit Commitment, Tranche F Revolving Credit Commitment, Tranche G Revolving Credit Commitment and Tranche H Revolving Credit Commitment.

“Revolving Credit Exposure” means, as to each Tranche A Revolving Credit Lender, the sum of the Dollar Amount of the outstanding principal amount of such Revolving Credit Lender’s Tranche A Revolving Credit Loans and its Pro Rata Share of the Dollar Amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means the Tranche A Revolving Credit Facility, Tranche B Revolving Credit Facility, Tranche C Revolving Credit Facility, Tranche D Revolving Credit Facility, Tranche E Revolving Credit Facility, Tranche F Revolving Credit Facility, Tranche G Revolving Credit Facility or the Tranche H Revolving Credit Facility.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loans” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a Tranche A Revolving Credit Note, Tranche B Revolving Credit Note, Tranche C Revolving Credit Note, Tranche D Revolving Credit Note, Tranche E Revolving Credit Note, Tranche F Revolving Credit Note, Tranche G Revolving Credit Note or the Tranche H Revolving Credit Note.

“Revolving Pro Rata Extension Offers” has the meaning specified in Section 2.16(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Borrower or any Loan Party and any Hedge Bank.

“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt that is secured by a Lien on any assets or property of a Loan Party or a Restricted Subsidiary, as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Amended and Restated Security Agreement substantially in the form of Exhibit B to the Amendment Agreement.

“Senior Subordinated Debt” means the $1,070,000,000 in aggregate principal amount at maturity of 12  1/2% senior subordinated discount notes due 2016 issued by Nielsen and Nielsen Finance Co. and Permitted Refinancings thereof (with the understanding that so long as all other requirements of the definition of Permitted Refinancing are met such refinancing debt may be incurred at VNU International or NHF).

“Senior Subordinated Debt Documentation” means any indenture and/or agreement governing the Senior Subordinated Debt and any other documents delivered pursuant thereto.

“Senior Unsecured Debt” means the $650,000,000 in aggregate principal amount of 10% senior notes due 2014 and the €150,000,000 in aggregate principal amount of 9% senior notes due 2014, in each case, issued by Nielsen and Nielsen Finance Co. and Permitted Refinancings thereof (with the understanding that so long as all other requirements of the definition of Permitted Refinancing are met such refinancing debt may be incurred at VNU International or NHF).

“Senior Unsecured Debt Documentation” means any indenture and/or agreement governing the Senior Unsecured Debt and any other documents delivered pursuant thereto.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of a Covenant Party established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with any Covenant Party or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event such Covenant Party or any such Subsidiary becomes subject to a proceeding under a Debtor Relief Law.

“Specified Equity Contribution” means any contribution to the common equity of the Company and/or any purchase or investment in an Equity Interest of the Company other than Disqualified Equity Interests.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Revolving Commitment Increase that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor Management Agreements” means the Advisory Agreements between Valcon and each of ACN and TNC.

“Sponsors” means AlpInvest Partners, The Blackstone Group, TC Group, L.L.C. and its affiliates collectively d/b/a “The Carlyle Group”, Hellman & Friedman Investors V (Cayman Ltd.), Kohlberg Kravis Roberts & Co. L.P. and Thomas H. Lee Partners and their respective Affiliates (other than any portfolio operating companies thereof).

“Sterling” or “GBP” means lawful money of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of NHF.

“Successor Company” has the meaning specified in Section 7.04(d).

“Supplemental Agent” has the meaning specified in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Survey” means a survey of any Real Property subject to a Mortgage (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Real Property or any easement, right of way or other interest in the Real Property has been granted or become effective through operation of law or otherwise with respect to such Real Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 30 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the subject Real Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the title company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the title company to issue a Title Policy or (b) otherwise acceptable to the Collateral Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the Dollar and Euro swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means (a) Citibank, N.A., in its capacity as provider of Swing Line Loans denominated in Dollars, and (b) ABN AMRO Bank N.V. in its capacity as provider of Swing Line Loans denominated in Euro, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Note” means a promissory note of the U.S. Borrowers and the Dutch Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-4 to the Existing Credit Agreement, evidencing the aggregate Indebtedness of such Borrower to such Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B to the Existing Credit Agreement.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate Dollar Amount of the Tranche A Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Tranche A Revolving Credit Commitments.

“Syndication Agent” means Deutsche Bank Securities Inc., as syndication agent under this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” has the meaning specified in Section 3.01(a).

“Tender Facility” means that certain credit agreement dated as of May 22, 2006 among Valcon, the other parties thereto and Citibank International plc, as Administrative Agent.

“Tender Funding Date” means the first date on which the Equity Interests the subject of the Tender Offer were purchased by Valcon.

“Tender Offer” means the cash tender offer for certain outstanding Equity Interests of the Company by Valcon on the terms set forth in the Offer Memorandum (as amended, supplemented or modified from time to time).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders.

“Term Commitment” means a Dollar Term Commitment or a Euro Term Commitment, as the context may require.

“Term Lender” means, at any time, any Class A Dollar Term Lender, Class A Euro Term Lender, Class B Dollar Term Lender or Class B Euro Term Lender, as the context may require.

“Term Loan” means a Class A Dollar Term Loan, Class A Euro Term Loan, Class B Dollar Term Loan or Class B Euro Term Loan, as the context may require.

“Term Pro Rata Extension Offers” has the meaning specified in Section 2.16(a).

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of Nielsen then last ended.

“Threshold Amount” means $50,000,000.

“Title Policy” means a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid first mortgage Lien on the mortgaged property and fixtures described therein in the amount equal to not less than the fair market value of such mortgaged property and fixtures, issued by a title company reasonably acceptable to the Collateral Agent which shall (A) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), and (D) contain no exceptions to title other than Liens permitted hereunder.

“TNC” has the meaning set forth in the introductory paragraph to this Agreement.

“Total Assets” means total assets of the Covenant Parties and the Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Company as may be expressly stated without giving effect to amortization of the amount of intangible assets since the Closing Date; provided that in no event shall the Transactions Intercompany Obligations constitute part of Total Assets.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Tranche A Revolving Credit Borrowing” means a borrowing consisting of simultaneous Tranche A Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period and currency made by each of the Tranche A Revolving Credit Lenders pursuant to Section 2.01(c)(i).

“Tranche A Revolving Credit Commitment” means, as to each Tranche A Revolving Credit Lender, its obligation to (a) make Tranche A Revolving Credit Loans to the U.S. Borrowers and the Dutch Borrower pursuant to Section 2.01(c)(i), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A to the Existing Credit Agreement under the caption “Tranche A Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto , as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Tranche A Revolving Credit Commitments of all Tranche A Revolving Credit Lenders shall be $163,500,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Tranche B Revolving Credit Commitment” means, as to each Tranche B Revolving Credit Lender, its obligation to make Tranche B Revolving Credit Loans to the U.S. Borrowers and the Dutch Borrower pursuant to Section 2.01(c)(ii), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A to the Existing Credit Agreement under the caption “Tranche B Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Tranche B Revolving Credit Commitments of all Tranche B Revolving Credit Lenders shall be $45,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Tranche C Revolving Credit Commitment” means, as to each Tranche C Revolving Credit Lender, its obligation to make Tranche C Revolving Credit Loans to the U.S. Borrowers and the Dutch Borrower pursuant to Section 2.01(c)(iii), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A to the Existing Credit Agreement under the caption “Tranche C Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Tranche C Revolving Credit Commitments of all Tranche C Revolving Credit Lenders shall be $62,500,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Tranche D Revolving Credit Commitment” means, as to each Tranche D Revolving Credit Lender, its obligation to make Tranche D Revolving Credit Loans to the U.S. Borrowers and the Dutch Borrower pursuant to Section 2.01(c)(iv), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A to the Existing Credit Agreement under the caption “Tranche D Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Tranche D Revolving Credit Commitments of all Tranche D Revolving Credit Lenders shall be $186,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Tranche E Revolving Credit Commitment” means, as to each Tranche E Revolving Credit Lender, its obligation to make Tranche E Revolving Credit Loans to the U.S. Borrowers and the Dutch Borrower pursuant to Section 2.01(c)(v), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A to the Existing Credit Agreement under the caption “Tranche E Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Tranche E Revolving Credit Commitments of all Tranche E Revolving Credit Lenders shall be $38,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Tranche F Revolving Credit Commitment” means, as to each Tranche F Revolving Credit Lender, its obligation to make Tranche F Revolving Credit Loans to the U.S. Borrowers and the Dutch Borrower pursuant to Section 2.01(c)(vi), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A to the Existing Credit Agreement under the caption “Tranche F Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Tranche F Revolving Credit Commitments of all Tranche F Revolving Credit Lenders shall be $86,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Tranche G Revolving Credit Commitment” means, as to each Tranche G Revolving Credit Lender, its obligation to make Tranche G Revolving Credit Loans to the U.S. Borrowers and the Dutch Borrower pursuant to Section 2.01(c)(vii), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A to the Existing Credit Agreement under the caption “Tranche G Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Tranche G Revolving Credit Commitments of all Tranche G Revolving Credit Lenders shall be $62,500,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Tranche H Revolving Credit Commitment” means, as to each Tranche H Revolving Credit Lender, its obligation to make Tranche H Revolving Credit Loans to the U.S. Borrowers and the Dutch Borrower pursuant to Section 2.01(c)(viii), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A to the Existing Credit Agreement under the caption “Tranche H Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Tranche H Revolving Credit Commitments of all Tranche H Revolving Credit Lenders shall be $44,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Tranche A Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche A Revolving Credit Lenders’ Tranche A Revolving Credit Commitments at such time.

“Tranche B Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche B Revolving Credit Lenders’ Tranche B Revolving Credit Commitments at such time.

“Tranche C Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche C Revolving Credit Lenders’ Tranche C Revolving Credit Commitments at such time.

“Tranche D Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche D Revolving Credit Lenders’ Tranche D Revolving Credit Commitments at such time.

“Tranche E Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche E Revolving Credit Lenders’ Tranche E Revolving Credit Commitments at such time.

“Tranche F Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche F Revolving Credit Lenders’ Tranche F Revolving Credit Commitments at such time.

“Tranche G Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche G Revolving Credit Lenders’ Tranche G Revolving Credit Commitments at such time.

“Tranche H Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche H Revolving Credit Lenders’ Tranche H Revolving Credit Commitments at such time.

“Tranche A Revolving Credit Lender” means, at any time, any Lender that has a Tranche A Revolving Credit Commitment at such time.

“Tranche B Revolving Credit Lender” means, at any time, any Lender that has a Tranche B Revolving Credit Commitment at such time.

“Tranche C Revolving Credit Lender” means, at any time, any Lender that has a Tranche C Revolving Credit Commitment at such time.

“Tranche D Revolving Credit Lender” means, at any time, any Lender that has a Tranche D Revolving Credit Commitment at such time.

“Tranche E Revolving Credit Lender” means, at any time, any Lender that has a Tranche E Revolving Credit Commitment at such time.

“Tranche F Revolving Credit Lender” means, at any time, any Lender that has a Tranche F Revolving Credit Commitment at such time.

“Tranche G Revolving Credit Lender” means, at any time, any Lender that has a Tranche G Revolving Credit Commitment at such time.

“Tranche H Revolving Credit Lender” means, at any time, any Lender that has a Tranche H Revolving Credit Commitment at such time.

“Tranche A Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Tranche B Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Tranche C Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Tranche D Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Tranche E Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Tranche F Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Tranche G Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Tranche H Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Tranche A Revolving Credit Note” means a promissory note of either U.S. Borrower or the Dutch Borrower payable to any Tranche A Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 to the Existing Credit Agreement, evidencing the aggregate Indebtedness of such Borrower to such Tranche A Revolving Credit Lender resulting from the Tranche A Revolving Credit Loans made by such Tranche A Revolving Credit Lender to such Borrower.

“Tranche B Revolving Credit Note” means a promissory note of either U.S. Borrower or the Dutch Borrower payable to any Tranche B Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 to the Existing Credit Agreement, evidencing the aggregate Indebtedness of such Borrower to such Tranche B Revolving Credit Lender resulting from the Tranche B Revolving Credit Loans made by such Tranche B Revolving Credit Lender to such Borrower.

“Tranche C Revolving Credit Note” means a promissory note of either U.S. Borrower or the Dutch Borrower payable to any Tranche C Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 to the Existing Credit Agreement, evidencing the aggregate Indebtedness of such Borrower to such Tranche C Revolving Credit Lender resulting from the Tranche C Revolving Credit Loans made by such Tranche C Revolving Credit Lender to such Borrower.

“Tranche D Revolving Credit Note” means a promissory note of either U.S. Borrower or the Dutch Borrower payable to any Tranche D Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 to the Existing Credit Agreement, evidencing the aggregate Indebtedness of such Borrower to such Tranche D Revolving Credit Lender resulting from the Tranche D Revolving Credit Loans made by such Tranche D Revolving Credit Lender to such Borrower.

“Tranche E Revolving Credit Note” means a promissory note of either U.S. Borrower or the Dutch Borrower payable to any Tranche E Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 to the Existing Credit Agreement, evidencing the aggregate Indebtedness of such Borrower to such Tranche E Revolving Credit Lender resulting from the Tranche E Revolving Credit Loans made by such Tranche E Revolving Credit Lender to such Borrower.

“Tranche F Revolving Credit Note” means a promissory note of either U.S. Borrower or the Dutch Borrower payable to any Tranche F Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 to the Existing Credit Agreement, evidencing the aggregate Indebtedness of such Borrower to such Tranche F Revolving Credit Lender resulting from the Tranche F Revolving Credit Loans made by such Tranche F Revolving Credit Lender to such Borrower.

“Tranche G Revolving Credit Note” means a promissory note of either U.S. Borrower or the Dutch Borrower payable to any Tranche G Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 to the Existing Credit Agreement, evidencing the aggregate Indebtedness of such Borrower to such Tranche G Revolving Credit Lender resulting from the Tranche G Revolving Credit Loans made by such Tranche G Revolving Credit Lender to such Borrower.

“Tranche H Revolving Credit Note” means a promissory note of either U.S. Borrower or the Dutch Borrower payable to any Tranche H Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 to the Existing Credit Agreement, evidencing the aggregate Indebtedness of such Borrower to such Tranche H Revolving Credit Lender resulting from the Tranche H Revolving Credit Loans made by such Tranche H Revolving Credit Lender to such Borrower.

“Transaction” means, collectively (i) any of the transactions described on Schedule 1.01D of the Existing Credit Agreement, (ii) any series of transactions undertaken to achieve the repayment of the Tender Facility and the Outstanding Indebtedness, and (iii) any of the transactions described under the heading “Offering Memorandum Summary - The Transactions” in the Notes Offering Memorandum.

“Transaction Expenses” means any fees or expenses incurred or paid by the Sponsors, Nielsen (or any direct or indirect parent of Nielsen) or any of its (or their) Subsidiaries in connection with the Transaction (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions Intercompany Obligations” any intercompany loan made by a Covenant Party or a Restricted Subsidiary to the Company or any direct or indirect parent of NHF outstanding on the Closing Date or made for the purpose of consummating the Transactions.

“Treasury Services Agreement” means any agreement between any Loan Party and any Hedge Bank relating to treasury, depository, and cash management services or automated clearinghouse transfer of funds.

“Transferred Guarantor” has the meaning specified in Section 11.09.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.S. Borrowers” has the meaning set forth in the introductory paragraph to this Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of a Covenant Party listed on Schedule 1.01B to the Existing Credit Agreement as of the Closing Date (in the case of each of NetRatings, Inc., BuzzMetrics, Ltd. and any other Unrestricted Subsidiary that was redesignated as a Restricted Subsidiary after the Closing Date, from the Closing Date through the date on which they were redesignated as Restricted Subsidiaries hereunder) and (ii) any Subsidiary of a Covenant Party designated by the board of directors of Nielsen as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“USA Patriot Act” has the meaning specified in Section 5.16.

“Valcon” means Valcon Acquisition B.V., a private company organized under the laws of The Netherlands, having its corporate seat in Amsterdam, The Netherlands.

“VNU International” means VNU International B.V., a private company organized under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of this Agreement (including, without limitation, in determining compliance with any test or covenant contained herein) with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.04 Rounding.

Any financial ratios required to be maintained by the Covenant Parties pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars or an Alternative Currency shall also include the equivalent of such amount in any other currency, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars or Euros (as applicable) for delivery two Business Days later); provided that the determination of the Dollar Amount of any Loan shall be made in accordance with Section 2.15. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 of this Agreement with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment (not previously incurred on any date) may be incurred under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05, 7.06 and 7.11, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period, provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness. For purposes of determining compliance with Section 7.11, the Dollar Amount of each Alternative Currency Loan and the equivalent in Dollars of any other Indebtedness denominated in a currency other than Dollars will reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Amount of such Alternative Currency Loan or the Dollar equivalent of such other Indebtedness.

Section 1.09 Change of Currency.

Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with Nielsen’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.10 Cumulative Credit Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

ARTICLE II.

The Commitments and Credit Extensions

Section 2.01 The Loans.

(a) The Dollar Term Borrowings. Subject to the terms and conditions set forth herein, each Dollar Term Lender (as defined in the Existing Credit Agreement) severally agrees to make to Nielsen on a pro rata basis on the Pushdown Date loans denominated in Dollars in an aggregate amount not to exceed at any time outstanding the amount of such Dollar Term Lender’s Dollar Term Commitment (as defined in the Existing Credit Agreement). Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Dollar Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Subject to the terms and conditions set forth herein, each Dollar Term Lender (as defined in the Existing Credit Agreement) with a Dollar Term Commitment (as defined in the Existing Credit Agreement) on the Amendment No. 2 Effective Date severally agrees to make to Nielsen on a pro rata basis on the Amendment No. 2 Effective Date loans denominated in Dollars in an aggregate amount not to exceed at any time outstanding the amount of such Dollar Term Loan Lender’s Dollar Term Commitment (as defined in the Existing Credit Agreement).

(b) The Euro Term Borrowings. Subject to the terms and conditions set forth herein, each Euro Term Lender (as defined in the Existing Credit Agreement) severally agrees to make to Nielsen on a pro rata basis on the Pushdown Date loans denominated in Euros in an aggregate amount not to exceed at any time outstanding the amount of such Euro Term Lender’s Euro Term Commitment (as defined in the Existing Credit Agreement). Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Euro Term Loans must be Eurocurrency Rate Loans, as further provided herein.

(c) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein (i) each Tranche A Revolving Credit Lender severally agrees to make Tranche A Revolving Credit Loans denominated in Dollars or Euros as elected by either U.S. Borrower or the Dutch Borrower pursuant to Section 2.02 to such Borrower from its applicable Lending Office (each such loan, a “Tranche A Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date for the Revolving Credit Facility, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Tranche A Revolving Credit Commitment; provided that after giving effect to any Tranche A Revolving Credit Borrowing, the aggregate Outstanding Amount of the Tranche A Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Tranche A Revolving Credit Commitment, (ii) each Tranche B Revolving Credit Lender severally agrees to make Tranche B Revolving Credit Loans denominated in Dollars as elected by either U.S. Borrower or the Dutch Borrower pursuant to Section 2.02 to such Borrower from its applicable Lending Office (each such loan, a “Tranche B Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date for the Revolving Credit Facility, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Tranche B Revolving Credit Commitment, (iii) each Tranche C Revolving Credit Lender severally agrees to make Tranche C Revolving Credit Loans denominated in Dollars, Euros or Mexican Pesos as elected by either U.S. Borrower or the Dutch Borrower pursuant to Section 2.02 to such Borrower from its applicable Lending Office (each such loan, a “Tranche C Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date for the Revolving Credit Facility, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Tranche C Revolving Credit Commitment, (iv) each Tranche D Revolving Credit Lender severally agrees to make Tranche D Revolving Credit Loans denominated in Dollars, Euros or Sterling as elected by either U.S. Borrower or the Dutch Borrower pursuant to Section 2.02 to such Borrower from its applicable Lending Office (each such loan, a “Tranche D Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date for the Revolving Credit Facility, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Tranche D Revolving Credit Commitment, (v) each Tranche E Revolving Credit Lender severally agrees to make Tranche E Revolving Credit Loans denominated in Dollars, Euros or Australian Dollars as elected by either U.S. Borrower or the Dutch Borrower pursuant to Section 2.02 to such Borrower from its applicable Lending Office (each such loan, a “Tranche E Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date for the Revolving Credit Facility, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Tranche E Revolving Credit Commitment, (vi) each Tranche F Revolving Credit Lender severally agrees to make Tranche F Revolving Credit Loans denominated in Dollars, Euros or Japanese Yen as elected by either U.S. Borrower or the Dutch Borrower pursuant to Section 2.02 to such Borrower from its applicable Lending Office (each such loan, a “Tranche F Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date for the Revolving Credit Facility, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Tranche F Revolving Credit Commitment, (vii) each Tranche G Revolving Credit Lender severally agrees to make Tranche G Revolving Credit Loans denominated in Dollars, Euros or Hong Kong Dollars as elected by either U.S. Borrower or the Dutch Borrower pursuant to Section 2.02 to such Borrower from its applicable Lending Office (each such loan, a “Tranche G Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date for the Revolving Credit Facility, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Tranche G Revolving Credit Commitment and (viii) each Tranche H Revolving Credit Lender severally agrees to make Tranche H Revolving Credit Loans denominated in Dollars, Euros or Canadian Dollars as elected by either U.S. Borrower or the Dutch Borrower pursuant to Section 2.02 to such Borrower from its applicable Lending Office (each such loan, a “Tranche H Revolving Credit Loan” and, together with the Tranche A Revolving Credit Loans, Tranche B Revolving Credit Loans, Tranche C Revolving Credit Loans, Tranche D Revolving Credit Loans, Tranche E Revolving Credit Loans, Tranche F Revolving Credit Loans and Tranche G Revolving Credit Loans, the “Revolving Credit Loans”) from time to time, on any Business Day until the Maturity Date for the Revolving Credit Facility, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Tranche H Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitments, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein, and Revolving Credit Loans denominated in Alternative Currencies must be Eurocurrency Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time or London, England time in the case of any Borrowing denominated in an Alternative Currency) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans (or five (5) Business Days in the case of Loans denominated in Australian Dollars, Japanese Yen or Hong Kong Dollars), and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Except as provided in the last sentence of this paragraph or Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $5,000,000 or €5,000,000, as applicable, or a whole multiple of $1,000,000 or €1,000,000, as applicable, in excess thereof (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency Loans denominated in a currency other than Euros). Except as provided in Section 2.03(c), 2.04(c), 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If with respect to Loans denominated in Dollars the applicable Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in (i) Dollars, if to a U.S. Borrower or (ii) Euros, if to the Dutch Borrower. Notwithstanding the foregoing, all Borrowings of Revolving Credit Loans of any Borrower

denominated in Dollars or Euros shall be allocated (x)(i) in the case of Dollars, pro rata relative to Commitments across all Revolving Credit Facilities and (ii) in the case of Euros, pro rata relative to Commitments across all Revolving Credit Facilities other than the Tranche B Revolving Credit Facility and (y) in the aggregate after giving effect to clause (x), in the principal amounts specified above; provided that (i) for purposes of effecting such requirements the allocation of a Borrowing under any Facility may be rounded up or down by an amount not to exceed $100 at the discretion of the Administrative Agent, (ii) that if the available Commitments under any Facility are not sufficient to allow the foregoing pro rata requirements to occur, the amount by which any Borrowing otherwise called for by this sentence exceeds such available Commitments shall be reallocated on a similar pro rata basis to Borrowings under the other applicable Facilities with such process being repeated to the extent necessary and possible, (iii) that if available Commitments only remain under one applicable Facility (including after reallocations pursuant to clause (ii)) then any Borrowing (or the remainder thereof) shall be allocated under such Facility in whole subject to compliance with clause (y) of this sentence and (iv) all allocations pursuant to this sentence shall be made by the Administrative Agent and any determinations made by the Administrative Agent pursuant to this sentence shall be final in the absence of manifest error.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than 1:00 p.m. (London time) in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Citibank, N.A. with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by such Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to such Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the applicable Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in the Citibank, N.A. prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect (it being understood that a Revolving Credit Borrowing, conversion or continuation in Dollars or Euros that is divided among Classes in accordance with Section 2.02(a) shall be deemed to relate to only one Interest Period solely for purposes of this sentence).

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Tranche A Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Euros for the account of a U.S. Borrower or the Dutch Borrower (provided, that any Letter of Credit may be for the benefit of any Subsidiary of the applicable Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Tranche A Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Tranche A Revolving Credit Lender would exceed such Lender’s Tranche A Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Lenders holding a majority of the Tranche A Revolving Credit Commitments have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Tranche A Revolving Credit Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer; or

(E) such Letter of Credit is in an initial amount less than $1,000,000 (or €1,000,000 if denominated in Euros).

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the requested Letter of Credit will be denominated; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Tranche A Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the applicable Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the applicable Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-extension Notice Date from the Administrative Agent, any Tranche A Revolving Credit Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the Business Day immediately following any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Amount thereof in the case of an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the applicable Borrower shall be deemed to have requested a Tranche A Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Tranche A Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Tranche A Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Tranche A Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Tranche A Revolving Credit Lender’s obligation to make Tranche A Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Tranche A Revolving Credit Lender’s obligation to make Tranche A Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Tranche A Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Tranche A Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Tranche A Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the applicable Borrower to the extent permitted by applicable Law) suffered by the applicable Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and each of the U.S. Borrowers and the Dutch Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Tranche A Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each of the U.S. Borrowers and the Dutch Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, each of the U.S. Borrowers and the Dutch Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Tranche A Revolving Credit Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Tranche A Revolving Credit Commitments, as applicable, require the applicable Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(a) or (iv) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then such Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 P.M., New York City time, on (x) in the case of the immediately preceding clauses (i) through (iii), (1) the Business Day that such Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that such Borrower receives such notice and (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each of the U.S. Borrowers and the Dutch Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the applicable Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the applicable Borrower.

(h) Letter of Credit Fees. Each of the U.S. Borrowers and the Dutch Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement to such Borrower equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in U.S. Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. Each of the U.S. Borrowers and the Dutch Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it to such Borrower equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, each of the U.S. Borrowers and the Dutch Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued to such Borrower the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Tranche A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrowers, the Administrative Agent and such Tranche A Revolving Credit Lender. The Administrative Agent shall notify the Tranche A Revolving Credit Lenders of any such additional L/C Issuer.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, Citibank, N.A. in its capacity as Swing Line Lender agrees to make loans in Dollars to either U.S. Borrower or the Dutch Borrower and ABN AMRO Bank N.V. in its capacity as Swing Line Lender agrees to make loans in Euro to either U.S. Borrower or the Dutch Borrower so long as such Borrower has an account at such Swing Line Lender (each such loan, a “Swing Line Loan”) from time to time on any Business Day (other than the Closing Date) until the Maturity Date for the Revolving Credit Facility in an aggregate amount not to exceed at any time the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Tranche A Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Tranche A Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Tranche A Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Tranche A Revolving Credit Loans of any Lender (other than the relevant Swing Line Lender), plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Tranche A Revolving Credit Commitment then in effect; provided further that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, either U.S. Borrower and the Dutch Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan denominated in Dollars shall be a Base Rate Loan and each Swing Line Loan denominated in Euro shall be a Eurocurrency Rate Loan. Swing Line Loans shall only be denominated in Dollars or Euro. Immediately upon the making of a Swing Line Loan, each Tranche A Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the relevant Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the relevant Swing Line Lender and the Administrative Agent not later than, in the case of Swing Line Loans denominated in Dollars, 1:00 p.m. on the requested borrowing date, and in the case of Swing Line Loans denominated in Euro, 11:00 a.m. Central European Time (“CET”) on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (or €100,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the relevant Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the relevant Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Tranche A Revolving Credit Lender) prior to, in the case of Swing Line Loans denominated in Dollars, 2:00 p.m., and in the case of Swing Line Loans denominated in Euro, 3:30 p.m. CET, on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the relevant Swing Line Lender will, not later than, in the case of Swing Line Loans denominated in Dollars, 3:00 p.m., and in the case of Swing Line Loans denominated in Euro, 5:00 p.m. CET, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.

(c) Refinancing of Swing Line Loans. (i) Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf any Borrower (each of which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Tranche A Revolving Credit Lender make a Base Rate Loan or, in respect of Swing Line Loans denominated in Euro, a Eurocurrency Rate Loan (with an Interest Period equal to one month), in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, but subject to the unutilized portion of the aggregate Tranche A Revolving Credit Commitments and the conditions set forth in Section 4.02. The relevant Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Tranche A Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the relevant Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Tranche A Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan in Dollars or a Eurocurrency Rate Loan in Euros, as applicable, to the applicable Borrower. The Administrative Agent shall remit the funds so received to the relevant Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Tranche A Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans or Eurocurrency Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Tranche A Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Tranche A Revolving Credit Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Tranche A Revolving Credit Lender fails to make available to the Administrative Agent for the account of a Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of a Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Tranche A Revolving Credit Lender’s obligation to make Tranche A Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against a Swing Line Lender, a Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Tranche A Revolving Credit Lender’s obligation to make Tranche A Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Tranche A Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by a Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Tranche A Revolving Credit Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of a Swing Line Lender.

(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Borrowers for interest on its Swing Line Loans. Until each Tranche A Revolving Credit Lender funds its Base Rate Loan, Eurocurrency Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the relevant Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the relevant Swing Line Lender.

Section 2.05 Prepayments.

(a) Optional. (i) Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time or London, England time in the case of Loans denominated in an Alternative Currency) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans (or five (5) Business Days in the case of Loans denominated in Australian Dollars, Japanese Yen or Hong Kong Dollars) and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $5,000,000 or €5,000,000, as applicable, or a whole multiple of $500,000 or €500,000, as applicable, in excess thereof (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency Loans denominated in a currency other than Euros); (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (4) to the extent there are Class A Term Loans outstanding, such Class A Term Loans must be prepaid pursuant to this Section 2.05(a) prior to the repayment of any Class B Term Loans pursuant to this Section 2.05(a). Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of principal of, and interest on, Alternative Currency Loans shall be made in the relevant Alternative Currency. Each prepayment of principal of, and interest on, Term Loans denominated in Dollars shall be made in Dollars. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the applicable Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrowers may, upon notice to the relevant Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the relevant Swing Line Lender and the Administrative Agent not later than, in the case of Swing Line Loans denominated in Dollars, 1:00 p.m., and in the case of Swing Line Loans denominated in Euro, 1:00 p.m. CET on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 (or €100,000) or a whole multiple of $100,000 (or €100,000) in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ended December 31, 2008) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), Nielsen shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Term Loans during such fiscal year and (2) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness.

(ii) If (1) a Covenant Party or any Restricted Subsidiary of a Covenant Party Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (g), (h), (l), (m), (n), (o) or (p)), (2) the Company or VNU Intermediate Holding B.V. Disposes of any Collateral owned by them, or (3) any Casualty Event occurs, which results in the realization or receipt by such Covenant Party or Restricted Subsidiary of Net Proceeds, Nielsen shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by such Covenant Party or Restricted Subsidiary of such Net Proceeds an aggregate Dollar Amount of Term Loans in an amount equal to 100% (or 50% at any time the Total Leverage Ratio is less than 5.50 to 1.00) of all Net Proceeds received;

(iii) If a Covenant Party or any Subsidiary of a Covenant Party directly or indirectly Disposes of any Equity Interests in, or any property or assets of, BME, Nielsen shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to 100% of the portion of Net Proceeds received that would result in the Total Leverage Ratio remaining unchanged on a Pro Forma Basis after giving effect to such Disposition and prepayment and 50% of the remaining amount, if any, of Net Proceeds from such Disposition, in each case, on or prior to the date which is ten (10) Business Days after the receipt by any Loan Party or Subsidiary of such Net Proceeds. For purposes of this clause (iii), the first proviso contained in clause (a) of the definition of Net Proceeds shall not apply.

(iv) Subject to Section 2.05(b)(ix), if any Loan Party or any Restricted Subsidiary of a Loan Party incurs or issues any Indebtedness after the Closing Date (other than, in the case of any Covenant Party or any Restricted Subsidiary, Indebtedness not prohibited under Section 7.03 and other than, in the case of the Company and VNU Intermediate Holding B.V., any Permitted Holdings Debt), Nielsen shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by such Loan Party or Restricted Subsidiary of such Net Proceeds.

(v) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Tranche A Revolving Credit Commitments then in effect (including pursuant to Section 2.15(b)), one or more of the U.S. Borrowers and the Dutch Borrower shall promptly prepay or cause to be promptly prepaid Tranche A Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess (or the amount required pursuant to Section 2.15(b)); provided that such Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Tranche A Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Tranche A Revolving Credit Commitments then in effect.

(vi) Subject to Section 2.05(b)(ix), each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a) or (b), as applicable; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares, subject to clause (viii) of this Section 2.05(b).

(vii) Nielsen shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of Nielsen’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, Nielsen may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from Nielsen or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from Nielsen or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix) In addition to and notwithstanding Sections 2.05(b)(iv) and 2.05(b)(vi), (x) 100% of Net Proceeds of the Permitted Debt Offerings, including the Initial Permitted Debt Offering, shall be applied to prepay within one Business Day of incurrence an equivalent aggregate Dollar Amount of Class A Term Loans (for the avoidance of doubt) pro rata across each Class of such Term Loans (as in effect immediately after to giving effect to the Amendment Agreement), with the application thereof being applied to the remaining installments thereof as the Borrowers may direct until $500,000,000 of Term Loans are repaid and (y) thereafter, 90% of all Net Proceeds of Indebtedness incurred pursuant to Permitted Debt Offerings shall be applied to prepay within one Business Day of incurrence an equivalent aggregate Dollar Amount of Term Loans and applied, first, to the Class A Term Loans (for the avoidance of doubt) pro rata across each Class of such Term Loans, with the application thereof being applied to the remaining installments thereof as the Borrowers may direct and, second, to the Class B Term Loans (for the avoidance of doubt) pro rata across each Class of such Term Loans, with the application thereof being applied to the remaining installments thereof as the Borrowers may direct; provided that (i) the 10% remaining Net Proceeds incurred pursuant to Permitted Debt Offerings not used to repay Term Loans may be retained and used for general corporate purposes of the Loan Parties, as permitted herein and (ii) once the retained Net Proceeds referenced in clause (i) equal $150,000,000, the 90% in clause (y) shall be deemed changed to 100%.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. Nielsen may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction (or five (5) Business Days in the case of Facilities available in Australian Dollars, Japanese Yen or Hong Kong Dollars), (ii) any such partial reduction shall be in a minimum aggregate amount of $1,000,000 or €1,000,000, as applicable, or any whole multiple of $250,000 or €250,000, as applicable, in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Tranche A Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by Nielsen.

(b) [Reserved.]

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Dollar Term Loans. Nielsen shall repay to the Administrative Agent in Dollars for the ratable account of the Class A Dollar Term Lenders and Class B Dollar Term Lenders (i) on the last Business Day of each March, June, September and December, an aggregate Dollar Amount equal to 0.25% of the aggregate Dollar Amount of all Class A Dollar Term Loans or Class B Dollar Term Loans (or related predecessor Loans) ever outstanding hereunder (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Class A Dollar Term Loans and Class B Dollar Term Loans, respectively, the aggregate principal amount of all such Class A Dollar Term Loans and Class B Dollar Term Loans outstanding on such date.

(b) Euro Term Loans. Nielsen shall repay to the Administrative Agent in Euros for the ratable account of the Class A Euro Term Lenders and Class B Euro Term Lenders (i) on the last Business Day of each March, June, September and December, an aggregate amount equal to 0.25% of the aggregate amount of all Class A Euro Term Loans or Class B Euro Term Loans (or related predecessor Loans) ever outstanding hereunder (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Class A Euro Term Loans and Class B Euro Term Loans, respectively, the aggregate principal amount of all Class A Euro Term Loans and Class B Euro Term Loans outstanding on such date.

(c) Revolving Credit Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for each Revolving Credit Facility the aggregate principal amount of all of such Borrower’s Revolving Credit Loans under such Facility outstanding on such date.

(d) Swing Line Loans. Each Borrower shall repay the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Tranche A Revolving Credit Facility.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan (other than a Swing Line Loan) shall bear interest on the outstanding principal amount or face amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate, for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan denominated in Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans; and (iv) each Swing Line Loan denominated in Euro shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the 1-Month Euribor Rate plus 2.75%. For the purposes of this clause, “1-Month Euribor Rate” means (a) the percentage rate per annum determined by the Banking Federation of the European Union for a period of 1 month displayed on the appropriate Reuters screen (or if such page is replaced or service ceases to be available, another page or service displaying the appropriate rate specified by ABN AMRO Bank N.V. after consultation with the Dutch Borrower) or (b) if no such screen rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to ABN AMRO Bank N.V. by any three of the major Dutch banks to leading banks in the European interbank market for a period of 1 month.

(b) During the continuance of a Default under Section 8.01(a), 8.01(f) or 8.01(g), the applicable Borrower shall pay interest on amounts due hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The U.S. Borrowers and the Dutch Borrower jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to the Revolving Credit Loan commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment under such Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans under such Facility and (B) in the case of the Tranche A Revolving Credit Facility only, the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by any Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by a Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the applicable Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for each Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. Nielsen shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between Nielsen and the applicable Agent).

Section 2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank, N.A.’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than 2:00 p.m. (London time) on the dates specified herein. If, for any reason, the applicable Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after 2:00 p.m. (London time) in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless a Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the applicable Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or such Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Incremental Credit Extensions.

(a) Nielsen may (and TNC or NHF may, in the case of clause (b)) at any time or from time to time after the Pushdown Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments of any Facility or the addition of a new Revolving Credit Facility to be provided to the Canadian Borrower (each such increase or new Revolving Credit Facility, a “Revolving Commitment Increase”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) Nielsen shall be in compliance with the covenants set forth in Section 7.11 determined on a Pro Forma Basis as of the date of such Incremental Term Loan or Revolving Commitment Increase and the last day of the most recently ended Test Period (or, if no Test Period cited in Section 7.11 has passed, the covenants in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended), in each case, as if such Incremental Term Loans or Revolving Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter of Nielsen for testing compliance therewith. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases (other than, for the avoidance of doubt, those established in respect of Extended Term Loans or Extended Revolving Credit Commitments pursuant to Section 2.16) shall not exceed $687,500,000. The Incremental Term Loans (a) shall rank pari passu or junior in right of payment and of security with the Revolving Credit Loans and the Term Loans, (b) shall not mature earlier than the Maturity Date with respect to the Class B Term Loans, (c) except as set forth above, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments) and (d) the Applicable Rate for the Incremental Term Loans shall be determined by Nielsen and the applicable new Lenders; provided, however, that (i) the interest rate margins for the Incremental Term Loans shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to Dollar Term Loans (or Euro Term Loans if such Incremental Term Loans are denominated in Euros) plus 25 basis points (and the interest rate margins applicable to the Dollar Term Loans or Euro Term Loans, as applicable, shall be increased to the extent necessary to achieve the foregoing) and (ii) solely for purposes of the foregoing clause (i), the interest rate margins applicable to any Term Loans or Incremental Term Loans shall be deemed to include all upfront or similar fees or original issue discount payable generally to Lenders providing such Term Loans or such Incremental Term Loans based on an assumed three-year life to maturity), provided that (i) except as provided herein, the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Arrangers and (ii) the amortization schedule applicable to the Incremental Term Loans shall be determined by Nielsen and the lenders thereof. Other than with respect to interest rates and related terms with respect to Loans denominated in Canadian Dollars, and other than with respect to borrowing mechanics and operational matters, the terms of any new Revolving Credit Facility to be provided to the Canadian Borrower shall be identical to those of the Revolving Credit Facilities and any collateral securing such new facility shall be shared with the Secured Parties pursuant to customary arrangements and customary limitations (including with respect to adverse tax consequences). Each notice from Nielsen, TNC or NHF pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan, and each existing Revolving Credit Lender of the applicable Facility will have the right to provide a portion of any Revolving Commitment Increase, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender (other than a Revolving Commitment Increase to be provided to the Canadian Borrower), an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Nielsen (and, in the case of a Revolving Commitment Increase, any other relevant Borrowers or the Canadian Borrower, as applicable), each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Borrowers, Agents or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrowers (or the Canadian Borrower, as applicable), to effect the provisions of this Section 2.14. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrowers (or the Canadian Borrower, as applicable) will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) if the increase relates to the Tranche A

Revolving Credit Facility, each Tranche A Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed (in the case of an increase to the Tranche A Revolving Credit Facility only), a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Tranche A Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Tranche A Revolving Credit Commitments of all Tranche A Revolving Credit Lenders represented by such Revolving Credit Lender’s Tranche A Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans under the applicable Facility outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans under the applicable Facility made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15 Currency Equivalents

(a) The Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan and L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) in the case of any Term Loan, as of the date of incurrence of such Term Loan, (ii) in the case of any Swing Line Loan denominated in Euro, as of the date of incurrence of such Swing Line Loan, and (iii) otherwise, (A) as of the first day of each Interest Period applicable thereto and (B) as of the end of each fiscal quarter of Nielsen, and shall promptly notify the Borrowers and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate (x) on the date of the related Borrowing Request for purposes of the initial such determination for any Alternative Currency Loan and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(b) If after giving effect to any such determination of a Dollar Amount, the aggregate Outstanding Amount of the Revolving Credit Loans of any Facility and, in the case of the Tranche A Revolving Credit Facility, the Swing Line Loans and the L/C Obligations exceeds the aggregate Revolving Credit Commitments under such Facility then in effect by 5% or more, one or more of the applicable Borrowers shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay or cause to be prepaid outstanding Revolving Credit Loans under such Facility and/or Swing Line Loans (in the case of the Tranche A Revolving Credit Facility) (as selected by the applicable Borrowers and notified to the Lenders through the Administrative Agent not less than three (3) Business Days prior to the date of prepayment (or five (5) Business Days in the case of Facilities available in Australian Dollars, Japanese Yen or Hong Kong Dollars)) or take other action (including, in the applicable Borrowers’ discretion, cash collateralization of L/C Obligations in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

Section 2.16 Extension Offers.

(a) Pursuant to one or more offers made from time to time by the Borrowers to all Term Lenders with notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Term Loans) and on the same terms (“Term Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Term Lenders from time to time to extend the maturity date of such Lender’s Term Loans and to otherwise modify the terms of such Lender’s Term Loans pursuant to the terms of the relevant Term Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans). Pursuant to one or more offers made from time to time by the Borrowers to all Revolving Credit Lenders with notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Revolving Credit Commitments) and on the same terms (“Revolving Pro Rata Extension Offers” and, together with Term Pro Rata Extension Offers, “Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Revolving Credit Lenders from time to time to extend the maturity date of such Lender’s Revolving Credit Commitments and to otherwise modify the terms of such Lender’s Revolving Credit Commitments pursuant to the terms of the relevant Revolving Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Revolving Credit Commitments). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentences shall mean, (i) when comparing Term Pro Rata Extension Offers, that the Term Loans are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same and (ii) when comparing Revolving Pro Rata Extension Offers, that the Revolving Credit Commitments are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same. Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender (if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”)) or a Revolving Commitment Increase for such Lender (if such Lender is extending an existing Revolving Credit Commitment (such extended Revolving Credit Commitment, an “Extended Revolving Credit Commitment”)).

(b) Nielsen and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Credit Commitments of such Extending Lender. Each Incremental

Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Credit Commitments; provided that (i) except as to interest rates, fees, amortization, final maturity date, subordinated collateral arrangements and subordinated voluntary and mandatory prepayment arrangements (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by Nielsen and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the Class B Dollar Term Loans or the Class B Euro Term Loans, as applicable, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date for the Class B Term Loans, (iii) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class B Term Loans and (iv) except as to interest rates, fees, final maturity, subordinated collateral arrangements and subordinated voluntary and mandatory prepayment arrangements, any Extended Revolving Credit Commitment shall be a Revolving Credit Commitment with the same terms as the Revolving Credit Loans; provided, however, that (A) the interest rate margins for any Extended Term Loan or Extended Revolving Credit Commitment, as applicable, shall not be greater than the highest interest rate margins that may, under any circumstances, be payable (in the case of Extended Term Loans) with respect to Class B Dollar Term Loans (or Class B Euro Term Loans if such Extended Term Loan is denominated in Euros), or (in the case of Extended Revolving Credit Commitments) with respect to any previously issued Extended Revolving Credit Commitment plus in each case 25 basis points (and the interest rate margins applicable to the Class B Dollar Term Loans or Class B Euro Term Loans or any Extended Revolving Credit Commitment, as applicable, shall be increased to the extent necessary to achieve the foregoing, and the interest rate margins applicable to the Class A Dollar Term Loans, the Class A Euro Term Loans or non-Extended Revolving Credit Commitment, as applicable, shall be increased by the same amount as the Class B Dollar Term Loans, Class B Euro Term Loans or Extended Revolving Credit Commitment are increased) and (B) solely for purposes of the foregoing clause (A), the interest rate margins applicable to any Extended Term Loan or Extended Revolving Credit Commitment shall be deemed to include all upfront or similar fees or original issue discount payable generally to Lenders providing such Extended Term Loans or Extended Revolving Credit Commitments based on an assumed three-year life to maturity). Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Credit Commitments evidenced thereby as provided for in Section 10.01 and other changes necessary to preserve the intent of this Agreement. Any such deemed amendment may, at the Administrative Agent’s or Nielsen’s request, be memorialized in writing by the Administrative Agent and Nielsen and furnished to the other parties hereto.

(c) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Credit Commitment will be automatically designated an Extended Revolving Credit Commitment. For the avoidance of doubt, the commitments and obligations of any Swing Line Lender or L/C Issuer can only be extended pursuant to an Extension or otherwise with such Person’s consent.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.16), (i) no Extended Term Loan or Extended Revolving Credit Commitment is required to be in any minimum amount or any minimum increment; provided that the aggregate amount of Extended Term Loans or Extended Revolving Commitment for any new Class of Term Loans or Revolving Credit Commitments made in connection with any Pro Rata Extension Offer shall be at least $50,000,000, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Credit Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Credit Commitment), (iii) there shall be no condition to any Extension of any Loan or Revolving Credit Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Credit Commitment implemented thereby, (iv) the interest rate limitations referred to in the proviso to clause (d) of Section 2.14(a) shall not be implicated by any Extension and (v) all Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(e) Each extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(f) (i) Notwithstanding the foregoing, from time to time after the Amendment Effective Date, upon notice by Nielsen to the Administrative Agent, banks or other financial institutions (“New Revolving Commitment Lenders”), which may or may not be existing Lenders, may elect to provide a new Revolving Credit Commitment (a “New Revolving Credit Commitment”) hereunder; provided that, to the extent such banks or other financial institutions are not existing Lenders, such banks or institutions shall be reasonably acceptable to the Administrative Agent. Such New Revolving Credit Commitment will be in an amount (the “New Revolving Amount”) and have the terms specified in the notice to the Administrative Agent; provided that except as to interest rates, fees, final maturity, subordinated collateral arrangements and subordinated voluntary and mandatory prepayment arrangements (and subject to clause (f)(iii) below), any New Revolving Credit Commitment shall be a Revolving Credit Commitment with the same terms as the Revolving Credit Loans. Upon receipt of a New Revolving Credit Commitment, Nielsen shall make a Pro Rata Extension Offer to all existing Revolving Credit Lenders to extend the maturity date of their Revolving Credit Commitments on the same terms as the New Revolving Credit Commitment (each Revolving Credit Lender that accepts such Pro Rata Extension Offer, an “Electing Lender”, and each existing Revolving Credit Lender that is not an Electing Lender, a “Non-Electing Lender”). Following such election (i) the Revolving Credit Commitments of all existing Revolving Credit Lenders will be permanently reduced by an aggregate amount equal to the New Revolving Amount in the manner specified by Section 2.06(c) and (ii) the New Revolving Credit Commitment of the New

Revolving Commitment Lenders will become effective and the aggregate Revolving Credit Commitment shall be increased by the New Revolving Amount. In connection with the foregoing, each Electing Lender may further elect (a “Further Election”) to provide a New Revolving Credit Commitment hereunder in an amount such that after giving effect to all New Revolving Credit Commitments, the amount of such Electing Lender’s Revolving Credit Commitment will equal the amount of such Electing Lender’s Revolving Credit Commitment prior to any such reduction. In the event any Electing Lender has made a Further Election, the reduction of all Revolving Credit Commitments contemplated by the second preceding sentence will instead be made in an aggregate amount to reflect the New Revolving Amount of the New Revolving Commitment Lenders and the new commitments of all Electing Lenders making a Further Election. Subject to the foregoing, the New Revolving Credit Commitments of the New Revolving Commitment Lenders and the new commitments of all Electing Lenders making a Further Election will otherwise be incorporated as Revolving Credit Commitments hereunder in the same manner in which Extended Revolving Credit Commitments are incorporated hereunder pursuant to this Section 2.16, including without limitation for purposes of Section 2.16(e).

(ii) For the avoidance of doubt, after giving effect to such New Revolving Credit Commitments (“Post Effectiveness”), (1) the aggregate amount of Revolving Credit Commitments of all Classes derived from each Class in effect prior to such New Revolving Credit Commitments will be the same as the aggregate amount of Revolving Credit Commitments of each Class in effect prior to giving effect to such New Revolving Credit Commitments (“Pre-Effectiveness”), (2) the Revolving Credit Lenders that are Non-Electing Lenders will have Revolving Credit Commitments with the same terms as the Revolving Credit Commitment in effect Pre-Effectiveness, (3) the Revolving Credit Lenders that are Electing Lenders will have Revolving Credit Commitments with the same terms as the New Revolving Credit Commitment, (4) each Revolving Credit Lender that is an Electing Lender that has made a Further Election will have an aggregate amount of Revolving Credit Commitments equal to the amount of Revolving Credit Commitments it had Pre-Effectiveness and (5) the New Revolving Commitment Lender will have a Revolving Credit Commitment on the terms of the New Revolving Credit Commitment in an aggregate amount equal to the New Revolving Amount.

(iii) With respect to any New Revolving Credit Commitment established after the Amendment Effective Date, other than the initial New Revolving Credit Commitment established after the Amendment Effective Date (the “Initial New Revolving Commitment”), (A) the interest rate margins for any New Revolving Credit Commitment shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to the Initial New Revolving Commitment plus 25 basis points (and the interest rate margins applicable to any New Revolving Credit Commitment shall be increased to the extent necessary to achieve the foregoing, and the interest rate margins applicable to the Revolving Credit Commitments other than any New Revolving Credit Commitment shall be increased by the same amount as the New Revolving Credit Commitments are increased) and (B) solely for purposes of the foregoing clause (A), the interest rate margins applicable to any New Revolving Credit Commitment shall be deemed to include all upfront or similar fees or original issue discount payable generally to Lenders providing such New Revolving Credit Commitments based on an assumed three-year life to maturity.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrowers (the term Borrowers under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) and the Guarantors to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income (including branch profits taxes), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, or any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Agent or such Lender and the jurisdiction (or political subdivision thereof) imposing such tax (other than such connection arising solely from one or more of any Agent or Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) taxes attributable to the failure by any Agent or Lender to deliver the documentation required to be delivered pursuant to clause (d) of this Section 3.01, or (iii) with respect to a Lender making a Loan to the Borrowers, any withholding tax that is in effect and would apply to amounts payable hereunder at such time the Lender becomes a party to this Agreement by assignment or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01 (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower or Guarantor shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or Guarantor shall make such deductions, (iii) such Borrower or Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such Borrower shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b) In addition, the Borrowers and Guarantors agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Each Borrower and Guarantor agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes paid by such Agent and such Lender (including Taxes imposed directly on the Agent or hereunder in lieu of withholding Taxes) and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides such Borrower or Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(d) Each Lender shall, at such times as are reasonably requested by Borrowers, provide Borrowers with any documentation prescribed by Law certifying as to the entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to all payments to be made to such Lender under the Loan Documents. Unless the Borrowers have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrowers and the Administrative Agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers pursuant to this Section 3.01, it shall promptly remit such refund to the applicable Borrower or Guarantor, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrowers and Guarantors, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.

Section 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans of any currency, or to determine or charge interest rates based upon the Eurocurrency Rate for any currency, then, on notice thereof by such Lender to the applicable Borrowers through the Administrative Agent, any obligation of such

Lender to make or continue Eurocurrency Rate Loans of such currency or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar or other applicable deposits are not being offered to banks in the London interbank Eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the applicable Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans of any applicable currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, such Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) taxes indemnified under Section 3.01, (ii) reserve requirements contemplated by Section 3.04(c), (iii) the requirements of the European Central Bank reflected in the Mandatory Cost (other than as set forth below) or the Mandatory Cost, as calculated hereunder, does not represent the cost to such Lender of complying with the requirements of the Financial Services Authority or the European

Central Bank in relation to its making, funding or maintaining of Eurocurrency Rate Loans and (iv) the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lenders or any of its Affiliates or the Agents or any of its Affiliates)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of such Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of such Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided such Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the applicable Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of such Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of such Borrower on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the applicable Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of such Borrower on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the applicable Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the applicable Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the applicable Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loans, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans (in Dollars) under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a

Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then Nielsen may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by Nielsen in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the applicable Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the applicable Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

Conditions Precedent to Credit Extensions

Section 4.01 [Reserved].

Section 4.02 Conditions to Credit Extensions under Revolving Credit Facilities.

(a) The obligation of each Revolving Credit Lender to honor any Request for Credit Extension under a Revolving Credit Facility on or prior to the Pushdown Date is subject to the following conditions precedent:

(i) The representations and warranties of the applicable Borrower (as they relate to such Borrower and Nielsen only) contained in Sections 5.02(a), 5.04, 5.13 and 5.16 shall be true and correct in all material respects on and as of the date of such Credit Extension (it being understood that the funding of the Tender Facility is conclusive evidence that such representations and warranties are true and correct).

(ii) The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof (which shall contain no additional conditions thereto).

(b) The obligation of each Revolving Credit Lender to honor any Request for Credit Extension under a Revolving Credit Facility (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) after the Pushdown Date is subject to the following conditions precedent:

(i) The representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(ii) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii) The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the applicable Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(b)(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

Representations and Warranties

Each Loan Party, subject to any general principles of law limiting the obligations of the Loan Parties or their Subsidiaries which are specifically referred to in any legal opinion delivered in connection with this Agreement, represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and do not and (b) will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) other than with respect to any Outstanding Indebtedness, conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual

Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transaction, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and (ii) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”) and a pro forma consolidated statement of operations of the Company and its Subsidiaries for the twelve months ended March 31, 2006 (together with the Pro Forma

Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transaction. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Company to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Company and its Subsidiaries as at March 31, 2006 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(ii) The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2005 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by the Company or any of its Subsidiaries of any material part of the business or property of the Company or any of its Subsidiaries, taken as a whole, and (ii) no purchase or other acquisition by the Company or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(b) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since the Pushdown Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of the Covenant Parties or any of their Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05 to the Existing Credit Agreement, (ii) obligations arising under this Agreement, (iii) liabilities incurred in the ordinary course of business and (iv) liabilities disclosed in the Pro Forma Financial Statements) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transaction) that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default.

None of the Loan Parties or any of their Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation (other than the Outstanding Indebtedness solely in connection with the Transaction) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 to the Existing Credit Agreement and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in material Real Property (i) owned by the Covenant Parties and their Subsidiaries as of the Closing Date and describe the type of interest therein held by each such entity and (ii) leased, subleased or otherwise occupied or utilized by the Covenant Parties and their Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describe the type of interest therein held by each such entity.

Section 5.09 Environmental Compliance.

(a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 5.09(b) to the Existing Credit Agreement or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any Loan Party or any of its Subsidiaries at any other location.

(c) The properties owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 5.09(d) to the Existing Credit Agreement, none of the Loan Parties or their Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

Section 5.10 Taxes.

Except as set forth in Schedule 5.10 to the Existing Credit Agreement and except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all taxes levied or imposed upon them or their properties, that are due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.11 ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) to the Existing Credit Agreement or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The pension schemes of the Loan Parties and the Subsidiaries are funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to any part of the Transaction that is consummated on or prior to the Closing Date), no Loan Party has any material Subsidiaries other than those specifically disclosed in Schedule 5.12 to the Existing Credit Agreement, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules 1(a) and 10(a) and (b) to the Perfection Certificate (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Company and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership.

Section 5.13 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) None of the Borrowers, any Person Controlling any Borrowers, or any of the Subsidiaries of a Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure.

To the best of the Borrowers’ knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15 Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party or any of its Subsidiaries pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of any Loan Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any Loan Party or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16 Patriot Act.

(a) No Loan Party and, to the knowledge of each Loan Party, none of its Affiliates is in violation of any requirement of applicable Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”).

(b) No Loan Party and, to the knowledge of each Loan Party, no Affiliate or broker or other agent of such Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of each Loan Party, no broker or other agent of such Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.17 Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrowers, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the Closing Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.18 Solvency.

On the Closing Date after giving effect to the Transaction, the Loan Parties, on a consolidated basis, are Solvent.

Section 5.19 Subordination of Junior Financing.

The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.20 Dutch FSA.

The Dutch Borrower is in compliance with the Dutch FSA and any regulations issued pursuant thereto, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.21 Security Documents.

(a) Security Agreement. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement or the Intercreditor Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements, in each case subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Patents and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Valid Liens. Each Collateral Document delivered pursuant to Sections 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in (to the extent intended to be created thereby), all of the Loan Parties’ right, title and interest in and to the Collateral thereunder and (i) when all appropriate filings, recordings, registrations or notifications are made as may be required under applicable Law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any such Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (to the extent required thereby), in each case subject to no Liens other than Liens permitted hereunder.

(d) Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

ARTICLE VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of the Loan Parties shall, and shall cause each of their Restricted Subsidiaries to:

Section 6.01 Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within one hundred and five (105) days (or such earlier date on which the Company is required to make any public filing of such information) after the end of each fiscal year of the Company beginning with the 2006 fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young Accountants or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within sixty (60) days (or such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter (or, ninety (90) days, for the fiscal quarter ending on June 30, 2006 or if Nielsen notifies the Administrative Agent in writing that the Company intends to switch the currency in which the financial statements are reported) and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, and in any event no later than one hundred and five (105) days after the end of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto)(collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and

(d) Deliver to the Administrative Agent for prompt further distribution to each Lender, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above, related consolidating footnotes satisfying the requirements of Rule 3-10 of Regulation S-X under the Securities Act and reasonable calculations that bridge between such financial statements and any amounts reported on a Compliance Certificate related thereto that are calculated with respect to the Covenant Parties and their Restricted Subsidiaries.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Company and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Company (or any direct or indirect parent of the Company) or (B) the Company’s (or any direct or indirect parent thereof), as applicable, Form l 0-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young Accountants or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01 and Section 6.02(c) and (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Nielsen (or any direct or indirect parent of Nielsen) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02 to the Existing Credit Agreement; or (ii) on which such documents are posted on Nielsen’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Nielsen shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Nielsen shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02 Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Nielsen;

(b) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), but only if available after the use of commercially reasonable efforts, a certificate of its independent registered public accounting firm stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Senior Subordinated Debt Documentation, Senior Unsecured Debt Documentation or Junior Financing Documentation in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02;

(e) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) (but, in the case of clause (i), only together with the delivery of a Compliance Certificate in connection with financial statements delivered pursuant to Section 6.01(a)), (i) a report setting forth the information required by a Perfection Certificate Supplement or confirming that there has been no change in such information since the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of a Covenant Party that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate;

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(g) any change to Schedule 1.01B to the Existing Credit Agreement.

Section 6.03 Notices.

Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Nielsen (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Nielsen has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or 7.05 and (y) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05 or clause (y) of this Section 6.05.

Section 6.06 Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07 Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. With respect to each mortgaged property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any mortgaged property is designated a “flood hazard area” in any

Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09 Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Loan Parties or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrowers’ expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.

Section 6.11 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 6.11 and Section 6.13(b), with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 60 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted hereunder, and (ii) take all commercially reasonable actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrowers shall otherwise take such commercially reasonable actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(b) With respect to any Person that is or becomes a direct Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 60 days after such Person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by such Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party (in each case, with respect to Foreign Subsidiaries, to the extent applicable and permitted under foreign laws, rules or regulations) or, if necessary to perfect a Lien under applicable Law, by means of an applicable Collateral Document, create a Lien on such Equity Interests and intercompany notes in favor of the Collateral Agent on behalf of the Secured Parties and (ii) cause any such new Subsidiary (A) to execute a joinder agreement reasonably acceptable to the Administrative Agent or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Collateral Documents (including the Security Agreement), substantially in the form annexed thereto, or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the Laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Collateral Documents (including the Security Agreement) to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent, or on which a Lien is required to be created, pursuant to clause (i) of this Section 6.11(b) shall not include any Equity Interests of a Foreign Subsidiary that is an Excluded Subsidiary by reason of clauses (b), (d), (f) or (g) of the definition of Excluded Subsidiary and (2) no Excluded Subsidiary or Unrestricted Subsidiary shall be required to take the actions specified in clause (ii) of this Section 6.11(b); provided that the exception set forth in clause (1) with respect to Equity Interests of a Foreign Subsidiary that is an Excluded Subsidiary by reason of clause (g) of the definition of Excluded Subsidiary of this sentence shall not apply to (A) voting stock of any Subsidiary that is a first-tier controlled foreign corporation

(as defined in Section 957(a) of the Code) representing 65% of the total voting power of all outstanding voting stock of such Subsidiary and (B) 100% of the Equity Interests not constituting voting stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 6.11(b).

(c) Promptly grant to the Collateral Agent, within 60 days of the acquisition thereof, a security interest in and mortgage in a form reasonably satisfactory to the Administrative Agent and Collateral Agent (a “Mortgage”) on each parcel of Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $15 million as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted hereunder. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such commercially reasonable actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d) The foregoing shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as (i) in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) the creation or perfection of such pledges or security interests would violate third party contracts or applicable Law (including any Law requiring the approval or consultation of any “works council” or similar entity before a security interest can be granted, in which case the Borrowers shall use their commercially reasonable efforts to obtain such approval, unless the Administrative Agent shall determine in its reasonable judgment that such pledge or security interest shall not be required with respect to such assets). In addition, the foregoing will not require actions under this Section 6.11 by a Person if and to the extent that such action would (a) go beyond the corporate or other powers of the Person concerned (and then only as such corporate or other power cannot be modified or excluded to allow such action) or (b) unavoidably result in material issues of director’s personal liability, breach of fiduciary duty or criminal liability. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(e) Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to Section 6.11 shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Amendment Effective Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and Nielsen. Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, any Subsidiary of the Company that Guarantees the Senior Subordinated Debt or the Senior Unsecured Debt shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Section 6.12 Compliance with Environmental Laws.

(a) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any affected property, in accordance with the requirements of all Environmental Laws.

Section 6.13 Further Assurances and Post-Closing Conditions.

(a) Within ninety (90) days after the Pushdown Date (subject to extension by the Administrative Agent in its discretion), deliver each Collateral Document set forth on Schedule 6.13(a), duly executed by each Loan Party party thereto, together with all documents and instruments required to perfect the security interest of the Administrative Agent in the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder.

(b) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

Section 6.14 Designation of Subsidiaries.

Nielsen (with the consent of the Company) may at any time after the Pushdown Date designate any Restricted Subsidiary of any Covenant Party (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Covenant Parties shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 (it being understood that if no Test Period cited in Section 7.11 has passed, the covenants in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended and, as a condition precedent to the effectiveness of any such designation, Nielsen shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) none of the Covenant Parties may be designated as an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Subordinated Debt, the Senior Unsecured Debt or any Junior Financing, as applicable, (v) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (vi) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the assets of such Subsidiary as of such date of designation (the “Designation Date”), as set forth on such Subsidiary’s most recent balance sheet, plus (B) the aggregate amount of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 6.14 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed 5% of the Total Assets as of such Designation Date pro forma for such designation. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Covenant Parties therein at the date of designation in an amount equal to the net book value of the Covenant Parties’ (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Covenant Parties in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Covenant Parties’ (as applicable) Investment in such Subsidiary.

ARTICLE VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

Section 7.01 Liens.

None of the Covenant Parties or their Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens (i) pursuant to any Loan Document or (ii) required by Law as a consequence of the consummation of the Transaction;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) to the Existing Credit Agreement and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c) (i) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and (ii) Liens pursuant to Clause 2:403 of the Dutch Civil Code;

(d) statutory Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Covenant Party or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property which do not in the aggregate materially interfere with the ordinary conduct of the business of any Covenant Party or any of its Restricted Subsidiaries;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Covenant Party or any Restricted Subsidiary or (ii) secure any Indebtedness;

(j) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of Law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions and (iv) created pursuant to the general conditions of a bank operating in The Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond);

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(g), (i) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens in favor of any Covenant Party or any of its Restricted Subsidiaries securing Indebtedness permitted under Section 7.03(d);

(n) any interest or title of a lessor or sublessor under leases or subleases entered into by any Covenant Party or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Covenant Party or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Covenant Party or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Covenant Party or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Covenant Party or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by any Covenant Party or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by any Covenant Party or any of its Restricted Subsidiaries are located;

(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for accessions to such property) other than the property financed by such Indebtedness and the proceeds thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 7.03;

(w) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g), (k) or (t);

(x) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(t) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness incurred pursuant to Section 7.03(t) or a Guarantee by such Restricted Subsidiary or any of its subsidiaries of any such Indebtedness;

(y) Liens in respect of Permitted Receivables Financings;

(z) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies;

(aa) other Liens with respect to property or assets of a Covenant Party or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed $125,000,000;

(bb) Liens securing obligations incurred pursuant to any Permitted Debt Offerings, provided that (i) the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have delivered to the Collateral Agent a First Lien Secured Party Consent (as defined in the Security Agreement), (ii) in the case of the Initial Permitted Debt Offering, the Collateral Agent, the Administrative Agent and the representative for the holders of the Initial Permitted Debt Offering shall have entered into the Intercreditor Agreement, (iii) if the Liens on the Collateral securing such Permitted Debt Offering are (or are intended to be) junior in priority to the Liens on the Collateral securing the Obligations, then such Liens shall be subordinated to the Liens securing the Obligations on customary terms pursuant to another intercreditor agreement reasonably satisfactory to the Administrative Agent, (iv) if the Liens on the Collateral securing such Permitted Debt Offering are pari passu to the Liens on the Collateral securing the Obligations, the representative for the holders of such Indebtedness shall have become subject to the Intercreditor Agreement and (v) such Permitted Debt Offering shall not be secured by any collateral not securing the Obligations; and

(cc) Liens caused by granting the Ratable Security of EMTNs.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a)(i), (bb) and (cc) above.

Section 7.02 Investments.

None of the Covenant Parties or any their Restricted Subsidiaries shall directly or indirectly, make or hold any Investments, except:

(a) Investments by any Covenant Party or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of any Loan Party or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Company (or any direct or indirect parent thereof) (provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(c) Investments (i) by any Covenant Party or any Restricted Subsidiary in any Loan Party other than the Company, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, (iii) by any Covenant Party or any of its Restricted Subsidiaries (A) in any Subsidiary, constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Subsidiary or (B) constituting Guarantees of Indebtedness or other monetary obligations of Subsidiaries owing to any Covenant Party or any of its Restricted Subsidiaries;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f) Investments existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) to the Existing Credit Agreement and any modification, replacement, renewal, reinvestment or extension thereof;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), if immediately after giving effect thereto: (i) no Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable Laws; (iii) with respect to any such acquisition or investment with a fair market value in excess of $25,000,000, the Covenant Parties and their Restricted Subsidiaries shall be in Pro Forma Compliance with the covenants set forth in Section 7.11 after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Sections 7.03(g) or (t); (v) to the extent required by Section 6.11(b) and Section 7.04, any Person acquired in such acquisition if such Person is not an Excluded Subsidiary or a Unrestricted Subsidiary, shall be merged into a Covenant Party or a Restricted Subsidiary which is a Guarantor or become upon consummation of such acquisition a Loan Party, and (vi) the aggregate amount of such investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition shall not exceed $375,000,000 (and together with, but without duplication of, the aggregate amount of Investments made pursuant to Section 7.02(n)(x) and 7.02(s)(x) shall not exceed $850,000,000) (net of any return representing a return of capital in respect of any such Investment) (any such acquisition, a “Permitted Acquisition”);

(j) Investments made in connection with the Transaction;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to the Company and any other direct or indirect parent of a Covenant Party, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(g), (h) or (i);

(n) other Investments in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed (x) $375,000,000 (and together with, but without duplication of, the aggregate amount of Investments made pursuant to Section 7.02(s)(x) and the aggregate consideration paid in respect of assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition pursuant to Section 7.01(i)(vi) not to exceed $850,000,000) plus (y) the portion, if any, of the Cumulative Credit on the date of such election that Nielsen elects to apply to this subsection (y), such election to be specified in a written notice of a Responsible Officer of Nielsen calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Company (or any direct or indirect parent of the Company);

(q) Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into a Covenant Party or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantees by a Covenant Party or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) (i) Investments by a Covenant Party or any Restricted Subsidiary of a Covenant Party in the Equity Interests of any non-Guarantor Affiliate of a Covenant Party; (ii) intercompany loans from a Covenant Party or any Restricted Subsidiary of a Covenant Party to any non-Guarantor Affiliate of a Covenant Party; and (iii) Guarantees by a Covenant Party or any Restricted Subsidiary of a Covenant Party of Indebtedness of any non-Guarantor Affiliate of a Covenant Party; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made by the Covenant Parties and their Restricted Subsidiaries pursuant to clause (i), plus (B) net intercompany loans made pursuant to clause (ii), plus (C) Guarantees of Indebtedness pursuant to clause (iii), shall not exceed an aggregate net amount of (x) $375,000,000 (and together with, but without duplication of, the aggregate amount of Investments made pursuant to Section 7.02(n)(x) and the aggregate consideration paid in respect of assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition pursuant to Section 7.02(i)(vi) shall not exceed $850,000,000) (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that Nielsen elects to apply to this subsection (y), such election to be specified in a written notice of a Responsible Officer of Nielsen calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, further, that intercompany Investments incurred in the ordinary course of business in connection with the cash management operations of the Covenant Parties and their Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(t) Investments arising as a result of Permitted Receivables Financings; and

(u) any Investment caused by granting the Ratable Security of EMTNs.

Section 7.03 Indebtedness.

None of the Covenant Parties or any of their Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents or any refinancings thereof;

(b) Indebtedness (i) outstanding on the Closing Date and listed on Schedule 7.03(b) to the Existing Credit Agreement and any refinancing thereof and, until the first Business Day following the Pushdown Date, the Outstanding Indebtedness and (ii) intercompany Indebtedness outstanding on the Closing Date evidenced by an Intercompany Note and any refinancing thereof evidenced by an Intercompany Note;

(c) Guarantees by any Covenant Party and any Restricted Subsidiary in respect of Indebtedness of any Covenant Party or any Restricted Subsidiary of a Covenant Party otherwise permitted hereunder; provided that (A) no Guarantee of any Senior Subordinated Debt, Senior Unsecured Debt or Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of a Covenant Party or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness shall be evidenced by an Intercompany Note;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, lease or improvement of a fixed or capital asset incurred by a Covenant Party or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the applicable asset, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) (i) Indebtedness of any Covenant Party or any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided, in each case that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (v) is unsecured or is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth in the Senior Subordinated Debt Documentation as of the Pushdown Date, (w) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) the Covenant Parties and their Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the latest Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (y) hereof), (y) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Covenant Parties as the terms and conditions of the Senior Subordinated Debt; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Nielsen has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrowers within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (z) with respect to such Indebtedness described in the immediately preceding clause (B), is incurred by a Loan Party;

(h) Indebtedness representing deferred compensation to employees of any Covenant Party or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by any Covenant Party or any of its Restricted Subsidiaries to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of NHF or any direct or indirect parent of NHF permitted by Section 7.06;

(j) Indebtedness incurred by any Covenant Party or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(k) Indebtedness consisting of obligations of any Covenant Party or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m) Indebtedness of any Covenant Party or any of its Restricted Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $400,000,000;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by any Covenant Party or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Covenant Party or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness constituting the Senior Subordinated Debt and/or the Senior Unsecured Debt;

(r) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(s) Indebtedness of non-Guarantor Subsidiaries incurred in the ordinary course of business on ordinary business terms in an aggregate principal amount outstanding not to exceed $75,000,000 at any time;

(t) Indebtedness of the Covenant Parties or the Restricted Subsidiaries (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests of a Person and including, for the avoidance of doubt, the assets owned by such Person) and so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom, (B) the Company and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, and (C) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (t) does not exceed $200,000,000;

(u) Indebtedness in connection with a Permitted Receivables Financing;

(v) Indebtedness incurred pursuant to a Permitted Debt Offering;

(w) Indebtedness caused by granting the Ratable Security of EMTNs; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

Section 7.04 Fundamental Changes.

None of the Covenant Parties or any of their Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transaction), except that:

(a) any Restricted Subsidiary (other than a Borrower) may merge with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that such Borrower shall be the continuing or surviving Person or (ii) any Covenant Party or one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than a Covenant Party) may liquidate or dissolve or change its legal form if Nielsen determines in good faith that such action is in the best interest of Nielsen and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Covenant Party or Restricted Subsidiary (other than a Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Covenant Party or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively; and

(d) so long as no Default exists or would result therefrom, any Borrower may merge with any other Person; provided that (i) such Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not such Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (or, in the case of the Dutch Borrower, an entity organized or existing under the laws of The

Netherlands), (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) each mortgagor of a mortgaged property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement; and

(e) so long as no Default exists or would result therefrom, any Covenant Party or any Restricted Subsidiary (other than a Borrower) may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Covenant Party or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11; and

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05 Dispositions.

None of the Covenant Parties or any of their Restricted Subsidiaries shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition (other than as part of or in connection with the Transaction), except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of any Covenant Party or any of its Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to any Covenant Party or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions of property pursuant to sale-leaseback transactions; provided that (i) with respect to such property owned by any Covenant Party or any of its Restricted Subsidiaries on the Closing Date, the fair market value of all property so Disposed of after the Closing Date shall not exceed $150,000,000 and (ii) with respect to such property acquired by any Covenant Party or any of its Restricted Subsidiaries after the Closing Date, the applicable sale-leaseback transaction occurs within two hundred and seventy (270) days after the acquisition or construction (as applicable) of such property;

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of any Covenant Party or any of its Restricted Subsidiaries;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $25,000,000, any Covenant Party or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(f),(k),(p),(q) and clauses (i) and (ii) of Section 7.01(r)); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Company’s most recent balance sheet provided hereunder or in the footnotes thereto) of such Covenant Party or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Covenant Parties and all of their Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Covenant Party or the applicable Restricted Subsidiary from such transferee that are converted by such Covenant Party or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Covenant Parties or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 2.5% of the Total Assets of the Covenant Parties and the Restricted Subsidiaries at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k) Dispositions listed on Schedule 7.05(k) to the Existing Credit Agreement;

(l) the direct or indirect Disposition of any Equity Interests in, or any property or assets of, BME;

(m) Dispositions of Receivables Assets in connection with any Permitted Receivables Financing;

(n) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Company and its Subsidiaries as a whole, as determined in good faith by the management of Nielsen;

(o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(p) Dispositions among the Covenant Parties and their Restricted Subsidiaries consisting of the termination, forgiveness, contribution or other disposition of any intercompany note (or replacement thereof) existing on the Closing Date or put in place in connection with the Transaction; provided that if the transferor of such property or the foregivor of a debt is a Loan Party, (i) the transferee or foregivee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e) and (i) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments.

None of the Covenant Parties shall, nor shall any Covenant Party permit any of its Restricted Subsidiaries to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to any Covenant Party, and other Restricted Subsidiaries of any Covenant Parties (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to any Covenant Party and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) any Covenant Party and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) any Restricted Payments as part of or in connection with the Transaction (or the unwinding of any intercompany transaction put in place prior to the Closing Date or as part of or in connection with the Transaction);

(d) so long as no Default shall have occurred and be continuing or would result therefrom, from and after the date Nielsen delivers an irrevocable written notice to the Administrative Agent stating that Restricted Payments will be made to fund cash interest payments required to be made by the Company (the “Company Restricted Payments Election”), such Restricted Payments may be made;

(e) to the extent constituting Restricted Payments, any Covenant Party and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Section 7.08(f) or 7.08(l);

(f) repurchases of Equity Interests in any Covenant Party or any Restricted Subsidiary of a Covenant Party deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) each of the Covenant Parties may pay (or make Restricted Payments to allow the Company or any other direct or indirect parent of the Covenant Parties to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Covenant Party (or of the Company or any other such parent of such Covenant Party) by any future, present or former employee or director of such Covenant Party (or the Company or any other direct or indirect parent of such Covenant Party) or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of such Covenant Party (or the Company or any other direct or indirect parent of such Covenant Party) or any of its Restricted Subsidiaries;

(h) the Covenant Parties may make Restricted Payments in an aggregate amount equal to (x) $250,000,000, plus, if the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 7.00 to 1.00, (y) the portion, if any, of the Cumulative Credit on such date that Nielsen elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of Nielsen calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that with respect to any Restricted Payment made pursuant to clause (y) above, no Default has occurred and is continuing or would result therefrom;

(i) the Covenant Parties and the Restricted Subsidiaries may make Restricted Payments to the Company or any other direct or indirect parent of the Covenant Parties:

(i) to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Covenant Parties and their Restricted Subsidiaries so long as allocable to such entity in accordance with GAAP, Transaction Expenses and any reasonable and customary indemnification claims made by directors or officers of such parent attributable to the ownership or operations of the Covenant Parties and their Restricted Subsidiaries;

(ii) the proceeds of which shall be used by such parent to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iii) to pay federal, foreign, state and local income taxes; provided that, for each fiscal year, the amount of such payments made in respect of such fiscal year shall not exceed the amount that the Company and the Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state and local tax rate for such fiscal year (it being understood and agreed that if any Covenant Party or Restricted Subsidiary pays any such federal, foreign, state or local income taxes directly to such taxing authority, that a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (iii));

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the

Covenant Parties or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Company or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used by such parent to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or to any merger or acquisition transaction permitted by this Agreement;

(vi) the proceeds of which shall be used to repurchase, redeem, retire or otherwise acquire the 7% preference shares of the Company in existence on the Closing Date (at a per share price of no more than the face amount of such shares);

(j) any Restricted Payment of the proceeds of Indebtedness incurred to refinance Indebtedness outstanding pursuant to Section 7.03(b)(i) and to pay accrued and unpaid interest, premium, fee and expenses related thereto;

(k) after a Qualified IPO, (i) any Restricted Payment to the Company or any other direct or indirect parent of the Covenant Parties to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments of up to 6% per annum of the net proceeds received by (or contributed to) the Covenant Parties and their Restricted Subsidiaries from such Qualified IPO;

(l) the non-cash forgiveness, cancellation, termination or disposition of the Transactions Intercompany Obligations; and

(m) any Restricted Payment caused by granting the Ratable Security of EMTNs.

Section 7.07 Change in Nature of Business.

None of Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly, (a) engage in any material line of business substantially different from those lines of business conducted by any such Covenant Party or Restricted Subsidiary on the Amendment Effective Date or any business reasonably related or ancillary thereto and (b) except in the case of a Special Purpose Receivables Subsidiary, enter into any Permitted Receivables Financings.

Section 7.08 Transactions with Affiliates.

None of the Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of a Covenant Party, whether or not in the ordinary course of business, other than (a) transactions among any Covenant Party and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to such Covenant Party or such Restricted Subsidiary as would be obtainable by such Covenant Party or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) as part of or in connection with the Transaction, (d) the issuance of Equity Interests to the management of a Covenant Party or any of its Restricted Subsidiaries in connection with the Transaction, (e) the payment of management, transaction and monitoring fees in an aggregate amount not to exceed the amounts permitted to be paid pursuant to the Sponsor Management Agreements as in effect on the Closing Date and related indemnities and reasonable expenses, (f) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by the Covenant Parties permitted under Section 7.06, (g) loans and other transactions by any Covenant Party and its Restricted Subsidiaries to the extent permitted under this Article VII, (h) employment and severance arrangements between any Covenant Party and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (i) payments by any Covenant Party (and any direct or indirect parent thereof) pursuant to the tax sharing agreements among such Covenant Party (and any such parent thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of such Covenant Party and such Restricted Subsidiaries, (j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of any Covenant Party and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of such Covenant Party and its Restricted Subsidiaries, (k) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 to the Existing Credit Agreement or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (l) dividends, redemptions and repurchases permitted under Section 7.06, (m) transactions in connection with a Permitted Receivables Financing, (n) transactions in connection with a Permitted Debt Offering in which a non-Affiliate participates on substantially the same terms, (o) customary payments by any Covenant Party and any of its Restricted Subsidiaries to Valcon or the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of a Covenant Party, in good faith and (p) transactions caused by granting the Ratable Security of EMTNs.

Section 7.09 Burdensome Agreements.

None of the Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Covenant Parties that is not a Guarantor to make Restricted Payments to any Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 to the Existing Credit Agreement and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Covenant Parties, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Covenant Parties; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of the Covenant Parties which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Covenant Parties or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary, (xii) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (xiii) are in documents related to a Permitted Debt Offering and are not materially more restrictive, taken as a whole, than the terms of the Loan Documents.

Section 7.10 Use of Proceeds.

No Borrower shall use the proceeds of any Credit Extension, whether directly or indirectly, in any manner other than as follows:

(a) on or after the Pushdown Date, the proceeds of the Term Loans will be used, directly or indirectly, to repay Outstanding Indebtedness and Existing Indebtedness;

(b) on the Pushdown Date, the proceeds of the Term Loans will be used, directly or indirectly, to repay the intercompany notes payable from TNC and ACN;

(c) the proceeds of the Revolving Credit Loans will be used for working capital and other general corporate purposes, including, after the Pushdown Date, to finance Permitted Acquisitions and other Investments and to finance the purchase or repayment of the Oldsmar Leases;

(d) Letters of Credit will be used for general corporate purposes; and

(e) for any other purpose contemplated to otherwise fund the Transaction.

Section 7.11 Financial Covenants.

(a) Total Leverage Ratio. The Covenant Parties shall not permit the Total Leverage Ratio as of the last day of any Test Period ending during any period set forth in the table below to be greater than the ratio set forth below opposite the last day of such Test Period:

Test Period	Total Leverage Ratio
July 1, 2007 - December 31, 2007	10.0 to 1.0
January 1, 2008 - September 30, 2008	9.50 to 1.0
October 1, 2008 - September 30, 2009	8.75 to 1.0
October 1, 2009 - September 30, 2010	8.00 to 1.0
October 1, 2010 - September 30, 2011	7.50 to 1.0
October 1, 2011 - September 30, 2012	7.00 to 1.0
October 1, 2012 and thereafter	6.25 to 1.0

(b) Interest Coverage Ratio. The Covenant Parties shall not permit the Interest Coverage Ratio as of the last day of any Test Period ending during any period set forth in the table below to be less than the ratio set forth below opposite the last day of such Test Period:

Test Period	Interest Coverage Ratio
July 1, 2007 - December 31, 2007	1.25 to 1.0
January 1, 2008 - September 30, 2008	1.35 to 1.0
October 1, 2008 - September 30, 2009	1.50 to 1.0
October 1, 2009 - September 30, 2010	1.65 to 1.0
October 1, 2010 - September 30, 2011	1.75 to 1.0
October 1, 2011 - September 30, 2012	1.60 to 1.0
October 1, 2012 and thereafter	1.50 to 1.0

Section 7.12 Accounting Changes.

The Covenant Parties shall not make any change in their fiscal year (other than in connection with a change in accounting practices pursuant to Section 6.01); provided, however, that the Covenant Parties may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Nielsen and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13 Prepayments, Etc. of Indebtedness.

(a) None of the Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) the Senior Subordinated Debt, any subordinated Indebtedness incurred under Section 7.03(g) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents, but excluding any Existing Indebtedness or Outstanding Indebtedness (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Company or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of any Covenant Party or any Restricted Subsidiary of a Covenant Party to the extent permitted by the Collateral Documents, (iv) any payments in respect of Senior Subordinated Debt constituting bridge loans with the proceeds of any other Junior Financing and (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed $250,000,000 plus, if the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 7.00 to 1.00, the portion, if any, of the Cumulative Credit on such date that Nielsen elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of Nielsen calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied.

(b) None of the Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

Section 7.14 Permitted Activities.

With respect to Covenant Parties and their Restricted Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Covenant Parties and their Restricted Subsidiaries are engaged on the Amendment Effective Date (or which are substantially related or ancillary thereto or are reasonable extensions thereof).

ARTICLE VIII.

Events Of Default and Remedies

Section 8.01 Events of Default.

Any of the following shall constitute an event of default (an “Event of Default”), subject to Section 8.02(b):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrowers) or Article VII; provided that the covenants in Section 7.11 are subject to cure pursuant to Section 8.05; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrowers; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; provided that no Event of Default shall occur under this paragraph (d) by reason of any representation set out in Section 5.20 being untrue in any material respect as a result of any applicable Lender’s representation under Section 10.22 as to its status as a PMP being untrue (but without prejudice to the rights of the Agents and the Lenders under this Agreement other than under this paragraph (d) or under applicable Law and without prejudice to any other Event of Default which may occur by reason of any representation set out in Section 10.22 being untrue in any material respect or otherwise by reason of a Lender not being a PMP); or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further that for the first 270 days after the Pushdown Date this clause (e) shall not apply to any default or event of default under the Oldsmar Leases that occurs in connection with the Transaction; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrowers and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the

Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements (or similar filings outside the United States) and (ii) except for any failure due to foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than pledges made under Laws of the applicable jurisdiction of formation of such Foreign Subsidiary) and (iii) except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

Section 8.02 Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) subject to the Intercreditor Agreement, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Nielsen under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b) Notwithstanding the foregoing, for the purpose of this Agreement, for the period from the Closing Date until the date which falls three months after the Pushdown Date (the “Clean-Up Period”), a breach of the representations and warranties or a breach of the covenants or an Event of Default, will be deemed not to be a breach of warranty or a breach of covenant or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of warranty or a breach of covenant or an Event of Default only by reason of circumstances existing at or within one month following the Pushdown Date and relating exclusively to the business or operations of the Company and its Subsidiaries (other than Nielsen) or any of them if and for so long as the circumstances giving rise to the relevant breach of warranty or breach of covenant or Event of Default:

(i) are capable of being cured and, if Nielsen (or following the date which is one month after the Pushdown Date, any of the Borrowers and their respective Subsidiaries) is aware of the relevant circumstances at the time, reasonable efforts are being used to cure the same;

(ii) have not been procured by or approved by Nielsen or other entities formed by the Sponsors (or following the date which is one month after the Pushdown Date, any of the Borrowers and their respective Subsidiaries or such other entities formed by the Sponsors); and

(iii) do not have a Material Adverse Effect,

provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a breach of warranty, breach of covenant or Event of Default, as the case may be.

Section 8.03 Exclusion of Immaterial Subsidiaries; Certain Dutch Matters.

(a) Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Nielsen, have assets with a value in excess of 5% of the consolidated total assets of the Covenant Parties and the Restricted Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total revenues of the Covenant Parties and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

(b) For the avoidance of doubt, no legal proceeding or other procedure under the laws of The Netherlands shall constitute a Default or Event of Default under clause (f) of Section 8.01, unless the following shall have also occurred under Dutch law:

(i) bankruptcy (failissement), suspension of payments (surséance van betaling), emergency procedure (noodregeling) or any other procedure having the effect that the entity to which it applies loses the free management or ability to dispose of its property (irrespective of whether that procedure is provisional or final); or

(ii) dissolution (ontbinding) or any other procedure having the effect that the entity to which it applies ceases to exist.

Section 8.04 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02(a)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrowers that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers as applicable.

Section 8.05 Company’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event of any Event of Default under the covenants set forth in Section 7.11 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Sponsors or Valcon may make a Specified Equity Contribution to the Company, and the Company shall apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds (i) are actually received by NHF or its Restricted Subsidiaries (including through capital contribution of such net cash proceeds to NHF or such Restricted Subsidiaries) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) are Not Otherwise Applied and (iii) do not exceed the aggregate amount necessary to cause the Covenant Parties to be in compliance with Section 7.11 for any applicable period. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b) In each period of four fiscal quarters, there shall be at least one fiscal quarter in which no cure set forth in Section 8.05(a) is made.

ARTICLE IX.

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for and to enter into any “Parallel Debt” as defined in the Collateral Documents governed by Dutch law) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings or payments in Alternative Currencies, such sub-agents as shall be deemed necessary by the Administrative Agent or the Collateral Agent, as the case may be, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 9.03 Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01 or 4.02(a), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further that any obligation to indemnify an L/C Issuer pursuant to this Section 9.07 shall be limited to Tranche A Revolving Credit Lenders only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08 Agents in their Individual Capacities.

Citibank, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their respective Affiliates as though Citibank, N.A. were not the Administrative Agent, the Collateral Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Citibank, N.A. or its Affiliates may receive information regarding the Borrowers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of any such Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, Citibank, N.A. and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include Citibank, N.A. in its individual capacity. Any successor to Citibank, N.A. as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Citibank, N.A. under this paragraph.

Section 9.09 Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and Nielsen. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by Nielsen at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of Nielsen shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and Nielsen, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or

Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters.

The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (i) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (ii) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (iii) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) upon the terms of the Collateral Documents or the Intercreditor Agreement or any other intercreditor agreement entered into pursuant hereto;

(b) To release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c) That any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Subordinated Debt, the Senior Unsecured Debt or any Junior Financing; and

(d) That each of the Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreement and any other intercreditor agreement it deems reasonable in connection with any Permitted Debt Offering (of junior lien priority or otherwise) and that if any such intercreditor agreement is posted to the Lenders three Business Days before being executed and the Required Lenders shall not have objected to such intercreditor agreement the Required Lenders shall be deemed to agree that the Administrative Agent’s or the Collateral Agent’s entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and such Agent’s execution thereof.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Borrowers may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12 Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent”, “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such

Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

ARTICLE X.

Miscellaneous

Section 10.01 Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or foregiveness in any rate of interest); provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(c), 2.12(a), 2.13 or 8.04 without the written consent of each Lender;

(e) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g) without the written consent of the Required Class Lenders, adversely affect the rights of a Class in respect of payments or Collateral in a manner different to the effect of such amendment, waiver or consent on any other Class; or

(h) amend the definition of “Interest Period” to allow intervals in excess of six months without the agreement of each affected Lender without the written consent of each Lender affected thereby,

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such

Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. Notwithstanding the foregoing, this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the applicable Swing Line Lender(s) and the Borrowers so long as the obligations of the Tranche A Revolving Credit Lenders and, if applicable, the other Swing Line Lender are not affected thereby.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Dollar Replacement Term Loans or Euro Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Dollar Term Loans (“Dollar Refinanced Term Loans”) or Euro Term Loans (“Euro Refinanced Term Loans”) with a replacement Dollar term loan tranche denominated in Dollars (“Dollar Replacement Term Loans”) or Euro term loan tranche denominated in Euros (“Euro Replacement Term Loans”), respectively, hereunder; provided that (a) the aggregate principal amount of such Dollar Replacement Term Loans or Euro Replacement Term Loans shall not exceed the aggregate principal amount of such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, (b) the Applicable Rate for such Dollar Replacement Term Loans or Euro Replacement Term Loans shall not be higher than the Applicable Rate for such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, (c) the Weighted Average Life to Maturity of such Dollar Replacement Term Loans or Euro Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Dollar Replacement Term Loans or Euro Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Dollar Replacement Term Loans or Euro Replacement Term Loans than, those applicable to such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the

Administrative Agent at the request of Nielsen without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with the local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers or the Administrative Agent, the Collateral Agent, an L/C Issuer or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 to the Existing Credit Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers and the Administrative Agent, the Collateral Agent, an L/C Issuer or a Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent, an L/C Issuer and a Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses.

Each Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP and Linklaters LLP, and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs of counsel to the Administrative Agent and the Collateral Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05 Indemnification by the Borrowers.

Whether or not the transactions contemplated hereby are consummated, the Borrowers shall, jointly and severally, indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrowers or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void) provided, in each case of any Loan to the Dutch Borrower, that the value of the rights assigned or transferred is at least EUR 50,000 (or its equivalent in other currencies) or the successor or assignee is a PMP (if on the date of transfer it is a requirement of Dutch law that each successor or assignee who lends to a borrower incorporated under the laws of The Netherlands is a PMP). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (k) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Nielsen, provided that no consent of Nielsen shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) to an Agent or an Affiliate of an Agent;

(C) each Principal L/C Issuer at the time of such assignment, provided that no consent of the Principal L/C Issuers shall be required for any assignment not related to Tranche A Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent; and

(D) the Swing Line Lenders; provided that no consent of a Swing Line Lender shall be required for any assignment not related to Tranche A Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent (it being understood that the consent of ABN Amro Bank N.V. as a Swing Line Lender shall be evidenced by the consent of the other Swing Line Lender after such other Swing Line Lender confirms ABN’s desire to consent).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than a Dollar Amount of $2,500,000 (in the case of each Revolving Credit Loan), $1,000,000 (in the case of a Dollar Term Loan) or €1,000,000 (in the case of a Euro Term Loan), and shall be in increments of a Dollar Amount of $2,500,000 (in the case of each Revolving Credit Loan) or $1,000,000 or €1,000,000 as applicable (in the case of Term Loans), in excess thereof unless each of Nielsen and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) the value of the rights assigned or transferred is at least EUR 50,000 (or its equivalent in other currencies) or all Assignees of Loans to the Dutch Borrower shall qualify as a PMP.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, after consultation with Nielsen, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Nielsen’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless Nielsen is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01 as though it were a Lender.

(g) Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein and subject to the conditions set forth in paragraph (k) below, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, without the consent of the Borrowers or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender may, upon thirty (30) days’ notice to Nielsen and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to Nielsen willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or Swing Line Lender, Nielsen shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by Nielsen to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the relevant Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If a Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Eurocurrency Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k) [RESERVED]

Section 10.08 Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to Nielsen), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of Nielsen; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement or rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party or any Subsidiary or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09 Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 10.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document (other than any Loan Documents expressly governed by the laws of The Netherlands), the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15 GOVERNING LAW.

THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENTS EXPRESSLY GOVERNED BY THE LAWS OF THE NETHERLANDS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY

WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17 Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, the Swing Line Lenders and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent, the Collateral Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the Collateral Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the Collateral Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or the Collateral Agent from the Borrowers in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Collateral Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or the Collateral Agent in such currency, the Administrative Agent or the Collateral Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.19 Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20 USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address and tax identification number of each Borrower and other information regarding such Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.21 Agent for Service of Process.

Each Foreign Subsidiary that is a Loan Party or for whose account a Letter of Credit is issued agrees that promptly following request by the Administrative Agent it will appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City and the Loan Parties agree to cause the same to occur.

Section 10.22 PMP Representations.

(a) [RESERVED]

(b) If on the date on which an Assignee and/or a SPC and/or a successor to a Lender becomes a Lender to the Dutch Borrower, it is a requirement of Dutch law that such Assignee and/or SPC and/or successor is a PMP, each Assignee and/or SPC and/or successor represents and warrants to the Dutch Borrower on the date on which it becomes a party to this Agreement as a Lender that it is a PMP.

(c) Each such Lender to the Dutch Borrower, Assignee and/or SPC and/or successor acknowledges that the Dutch Borrower has relied upon the representations and warranties in this Section 10.22.

ARTICLE XI.

Guarantee

Section 11.01 The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, any Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02 Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03 Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04 Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05 Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02(a) (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02(a)) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07 Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09 Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrowers shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents.

Section 11.10 Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuer, the Swing Line Lenders and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuer, the Swing Line Lenders and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.11 Certain Dutch Matters.

Any obligation, guarantee, undertaking or security granted or assumed by a Person incorporated or organized under the laws of The Netherlands pursuant to this Agreement (including but not limited to this Article XI) or any other Loan Document or Secured Credit Document (as defined in the Intercreditor Agreement) shall be deemed not to be undertaken or incurred by such Person to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207(c) or 2:98(c) of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement, the other Loan Documents and the Secured Credit Documents (as defined in the Intercreditor Agreement) shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Persons incorporated under the laws of The Netherlands will continue to guarantee and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

Section 11.12 Subject to Intercreditor Agreement.

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Administrative Agent pursuant to the Collateral Documents are expressly subject to the Intercreditor Agreement and any other intercreditor agreement entered into pursuant hereto and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or under the Intercreditor Agreement and any other intercreditor agreement entered into pursuant hereto is subject to the limitations and provisions of the Intercreditor Agreement and such other intercreditor agreement entered into pursuant hereto. In the event of any conflict between the terms of the Intercreditor Agreement or any other such intercreditor and terms of this Agreement, the terms of the Intercreditor Agreement or such other intercreditor agreement, as applicable, shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NIELSEN FINANCE LLC

By:	/s/ William Bradley
	Name:	William Bradley
	Title:	Vice President (Finance)

NMR LICENSING ASSOCIATES, L.P., A LIMITED PARTNERSHIP

BY:	NMR INVESTING I, INC. ITS GENERAL PARTNER

By:	/s/ Frederick A. Steinmann
	Name:	Frederick A. Steinmann
	Title:	Executive Vice President

ATHENIAN LEASING CORPORATION NMR INVESTING I, INC.

By:	/s/ Frederick A. Steinmann
	Name:	Frederick A. Steinmann
	Title:	Executive Vice President

TNC (US) HOLDINGS, INC.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Vice President

NIELSEN HOLDING AND FINANCE B.V.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Attorney

NIELSEN FINANCE CO.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Secretary

A. C. NIELSEN (ARGENTINA) S.A.

A. C. NIELSEN COMPANY, LLC

ACN HOLDINGS INC.

ACNIELSEN CORPORATION

ACNIELSEN ERATINGS.COM

ART HOLDING, L.L.C.

BILLBOARD CAFES, INC.

CZT/ACN TRADEMARKS, L.L.C.

EMIS (CANADA), LLC

FOREMOST EXHIBITS, INC.

MFI HOLDINGS, INC.

NESLEIN HOLDING, L.L.C.

NETRATINGS, LLC

NIELSEN BUSINESS MEDIA, INC.

NIELSEN BUSINESS MEDIA HOLDING COMPANY

NIELSEN GOVERNMENT AND PUBLIC SECTOR, INC.

NIELSEN IAG, INC.

NIELSEN LEASING CORPORATION

NIELSEN MOBILE, LLC

NIELSEN NATIONAL RESEARCH GROUP, INC.

REWARDTV, INC.

THE CAMBRIDGE GROUP, INC.

THE NIELSEN COMPANY (US), LLC

VNU MARKETING INFORMATION, INC.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Secretary

AGB NIELSEN MEDIA RESEARCH B.V. THE NIELSEN COMPANY B.V. VNU INTERMEDIATE HOLDING B.V. VNU INTERNATIONAL B.V.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Attorney

CITIBANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Caesar W. Wyszomirski
	Name:	Caesar W. Wyszomirski
	Title:	VP